Exhibit 10.23

[*] Indicates that a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portion has been filed separately with the Commission.

ANORMED INC.

AND

NEORX CORPORATION

LICENSE

AGREEMENT

LICENSE AGREEMENT

TABLE OF CONTENTS

Article 1 DEFINITIONS.
1.1	Definitions.
1.2	Other Definitions.

Article 2 DEVELOPMENT PROGRAM.
2.1	Development Program.
2.2	AnorMED Assistance.
2.3	Progress Reports.
2.4	Committee; Committee Meetings

Article 3 GRANT OF LICENSE.
3.1	Grant of License.
3.2	Right to Grant Sublicenses.
3.3	Reservation of Rights.
3.4	Transfer of Information.

Article 4 COMMERCIALIZATION
4.1	Diligence in Commercialization.
4.2	Decision Not to Commercialize.

Article 5 SUPPLY OF LICENSED COMPOUNDS AND LICENSED PRODUCTS.
5.1	Supply of AMD473.
5.2	Supply of Licensed Product.
5.3	Delivery.
5.4	Permits and Licenses.

Article 6 LICENSE FEES.
6.1	Additional Definitions.
6.2	Initial License Fee.
6.3	Milestone Payments.
6.4	Form of Milestone Payments.
6.5	Notice of Milestone and Payment.
6.6	Nature of Payments.

Article 7 ROYALTY PAYMENTS.
7.1	ICR Agreement.
7.2	Basic Royalty.
7.3	Sublicensing Royalty.
7.4	Third Party License Fees and Royalties.
7.5	Royalty Payments Upon Termination.

Article 8 PAYMENT TERMS.
8.1	Invoices and Payments.
8.2	Payment of Royalties.
8.3	Currency of Payment.
8.4	Currency Transfer Restrictions.
8.5	Taxes.
8.6	Net Sales Reports.
8.7	Accounts and Audit.
8.8	Confidentiality of Reports.

8.9	Interest.

Article 9 INTELLECTUAL PROPERTY.
9.1	Existing Intellectual Property.
9.2	Ownership of New Inventions.
9.3	Improvements
9.4	Trademarks.

Article 10 PATENTS; PROSECUTION AND LITIGATION.
10.1	Prosecution of Patents.
10.2	Patent Review and Recommendations.
10.3	Patent Costs.
10.4	Right to Assume Prosecution.
10.5	Third Party Claims of Infringement
10.6	Infringement by Third Parties.
10.7	Cooperation; Costs and Awards.
10.8	Cooperation with Other Licensees
10.9	Interference Proceedings.
10.10	Status of Proceedings.

Article 11 CONFIDENTIALITY; PUBLICITY; PUBLICATIONS.
11.1	Obligation of Confidentiality.
11.2	Permitted Disclosures.
11.3	Disclosure with Consent
11.4	Ownership of Confidential Information.
11.5	Press Releases.
11.6	Publication.
11.7	Duration of Obligation

Article 12 LEGAL AND REGULATORY.
12.1	Compliance with Laws.
12.2	AMD473 Regulatory Activities.
12.3	Regulatory Program Progress Reports.
12.4	Safety.
12.5	Recalls.

Article 13 REPRESENTATIONS, WARRANTIES AND COVENANTS.
13.1	AnorMED’s Representations, Warranties and Covenants.
13.2	NeoRx’ Representations, Warranties and Covenants.
13.3	No Warranty.

Article 14 TERM AND TERMINATION.
14.1	Expiration.
14.2	Termination.
14.3	Termination by NeoRx.
14.4	Termination for Breach.
14.5	Termination on Bankruptcy.
14.6	Payments on Termination.
14.7	Inventory.
14.8	Survival.

Article 15 INDEMNIFICATION.
15.1	Indemnification of AnorMED.
15.2	Indemnification of NeoRx.
15.3	Clinical Trials.
15.4	Unauthorized Commerce Indemnity.

ii

15.5	Indemnification Procedure.

Article 16 REPRESENTATIONS AND WARRANTIES OF NEORX.
16.1	Representations and Warranties

Article 17 REPRESENTATIONS AND WARRANTIES OF ANORMED.
17.1	Representations and Warranties

Article 18 REGISTRATION RIGHTS.

Article 19 MISCELLANEOUS.
19.1	Assignment; Inurement.
19.2	Dispute Resolution.
19.3	Entire Agreement.
19.4	Force Majeure.
19.5	Further Assurances.
19.6	Governing Law.
19.7	Insurance.
19.8	Notices.
19.9	Change of Address.
19.10	Rights and Remedies.
19.11	Severability.
19.12	Counterparts; Facsimile.

EXHIBITS

Exhibit A	AnorMED Patents

Exhibit B	Development Program

Exhibit C	Evaluation Process

Exhibit D	Press Release

iii

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of                    , 2004 (the “Effective Date”) by and among ANORMED INC. (“AnorMED”), a corporation organized and existing under the laws of Canada and having an office at #200 - 20353 64th Ave, Langley, BC Canada V2Y 1N5 and NEORX CORPORATION (“NeoRx”), a corporation organized and existing under the laws of the State of Washington, United States of America, and having an office at 300 Elliott Avenue West, Suite 500, Seattle, Washington, USA 98119-4114.

RECITALS

WHEREAS:

A.                                   Effective November 15, 1989, The Institute of Cancer Research: Royal Cancer Hospital and Johnson-Matthey PLC entered into a Collaboration Agreement, as amended effective as of February 25, 1998 and March 24, 1998 (collectively, the “ICR Agreement”);

B.                                     Effective June 28, 1996, all rights and obligations of Johnson Matthey PLC under the ICR Agreement with respect to a drug compound known as AMD473, including, without limitation, the exclusive right to develop and commercialize AMD473, were assigned to AnorMED;

C.                                     From its own independent research program and the research conducted under the ICR Agreement, AnorMED has valuable patent rights, technical data and information relating to AMD473 and analogs or derivatives or backup compounds of AMD473; and

D.                                    NeoRx desires to acquire from AnorMED a license to develop, manufacture and commercialize products incorporating AMD473 and/or its analogs, derivatives and backup compounds, upon the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants, rights and obligations contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1 DEFINITIONS.

1.1                               Definitions.

In this Agreement, the following words will have the meanings set out below:

(a)                                  “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlled by, controlling or under common control with such Person.  For the purposes of this definition, except as otherwise expressly set out in this Agreement, “control” shall mean direct or indirect beneficial ownership of [*] interest in the income of such Person or such other relationship as, in fact, constitutes actual control;

(b)                                 “AMD473” shall mean the compound having the chemical name [SP-4-3]-amminedichloro(2-methylpyridine)platinum(II);

(c)                                  “AnorMED Know-How” shall mean all Know-How that is or becomes owned and/or controlled by AnorMED as at the Effective Date and/or during the Term that relates to a Licensed Compound or a Licensed Product and that is necessary to make, have made, use, sell, offer for sale or import the Licensed Compound or the Licensed Product in the Territory in the Field;

(d)                                 “AnorMED Patents” shall mean:

(i)                                     the Patents identified in Exhibit A attached to this Agreement,

(ii)                                  any Patents that claim any patentable improvements to the Patents identified in Exhibit A attached to this Agreement made by the parties during the Term, whether jointly or solely by a party, and

(iii)                               any Patents that AnorMED owns or otherwise controls during the Term that relates to a Licensed Compound or a Licensed Product and that is necessary to make, have made, use, sell, offer for sale or import the Licensed Compound or the Licensed Product in the Territory in the Field, to the extent that AnorMED possesses the ability to grant access, a license or a sublicense (as applicable) without violating the terms of any written agreement with a Third Party;

(e)                                  “Business Day” shall mean any day other than a day which is a Saturday, Sunday or a statutory holiday in the Province of British Columbia, Canada or the State of Washington, USA;

(f)                                    “Competition” shall mean, in respect of a particular country in the Territory, sales of any finished drug product (other than a Licensed Product) containing AMD473 or any analogues or derivatives or backup compounds of AMD473, the making, having made, using, selling, offering for sale or importing of which would infringe a Valid Claim of one or more of the AnorMED Patents in such country, where such sales are [*] of the unit sales volume of a Licensed Product in such country;

(g)                                 “Confidential Information” shall mean all information, data and records, whether written or oral, which is obtained by a receiving party (AnorMED or NeoRx, as the case may be) from a disclosing party (AnorMED or NeoRx, as the case may be).  Information shall not be considered “Confidential Information” to the extent that when considered as a whole and in the context disclosed, the information:

(i)                                     is in the public domain at the time of disclosure,

(ii)                                  subsequently becomes part of the public domain through no act or fault of the receiving party or its agents or employees,

(iii)                               can be demonstrated by the receiving party’s written records to have been known or otherwise available to the receiving party prior to the disclosure by the disclosing party,

(iv)                              can be demonstrated by the receiving party’s written records to have been subsequently provided to the receiving party, without restriction, by a Third Party who has the right to make such disclosure,

(v)                                 is subsequently and independently developed by employees of the receiving party or Affiliates (for this purpose, “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] interest in the income of a Person or such other relationship as, in fact, constitutes actual control) of the receiving party who had no knowledge of the information disclosed, as demonstrated by the receiving party’s written records, or

(vi)                              is required to be disclosed by law or government regulation(s), provided that the receiving party gives the disclosing party prompt notice of the required disclosure in order to allow the disclosing party to seek protective treatment.

A combination of features will not be deemed within the foregoing exceptions merely because individual features are in the public domain or in the possession of the receiving party unless the combination itself is in the public domain or in the possession of the receiving party;

(h)                                 “Current Market Price” shall have the meaning set out in Subsection 6.1(b);

(i)                                     “Development Program” shall have the meaning set out in Section 2.1;

(j)                                     “FDA” shall mean the United States Food and Drug Administration or any successor agency thereof;

(k)                                  “Field” shall mean the use of a Licensed Compound or a Licensed Product for the diagnosis, prevention and/or treatment of any human disease;

(l)                                     “First Commercial Sale” shall mean the first sale of a Licensed Product by NeoRx or an Affiliate or a sublicensee of NeoRx in a country in the Territory following the receipt or issuance of Regulatory

Approval for the Licensed Product in that country or, if no such Regulatory Approval or similar marketing approval is required, the date upon which the Licensed Product is first commercially launched in such country.  For the purposes of the definition of “First Commercial Sale”, “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] interest in the income of a Person or such other relationship as, in fact, constitutes actual control;

(m)                               “GAAP” or “generally accepted accounting principles” shall mean the conventions, rules and procedures that define accounting practices as established, and revised or amended, by the Financial Accounting Standards Board;

(n)                                 “ICR” shall mean The Institute of Cancer Research: Royal Cancer Hospital, London, United Kingdom;

(o)                                 “ICR Agreement” means the [*];

(p)                                 “IND” shall mean an Investigational New Drug Exemption under 21 C.F.R. 355(i) pursuant to the rules and policies of the FDA and such equivalent regulations or standards of countries outside the United States as may be applicable to the activities conducted hereunder;

(q)                                 “Intellectual Property” shall mean any discoveries, improvements, patents, patent applications, copyrights, copyright applications, industrial designs, industrial design applications, mask works, trademarks, trademark applications and trade secrets;

(r)                                    “Know-How” shall mean any and all data, results, instructions, processes, formulae, trade secrets, expert opinions, regulatory submissions and other information (in written or other tangible form) including, without limitation, any chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data, biological materials, manufacturing or related technology, analytical methodology, chemical and quality control procedures, protocols, techniques, improvements, results and reports of experimentation and testing;

(s)                                  “Licensed Compound” shall mean AMD473, and any analogues or derivatives or backup compounds of AMD473, the making, having made, using, selling, offering for sale or importing of which would, but for the license granted herein, infringe a Valid Claim of one or more of the AnorMED Patents;

(t)                                    “Licensed Product”  shall mean any pharmaceutical compositions approved as a drug in the Territory in dosage form in any formulation that contains a Licensed Compound as an active ingredient and that are packaged and labelled for sale to the ultimate customer for use in the Field;

(u)                                 “NDA” means a complete New Drug Application and all supplements thereto filed with the FDA including all documents, data, and other information concerning a Licensed Product which are necessary for, or included in, FDA approval to market such Licensed Product as more fully defined in 21 C.F.R. § 314.5 et seq and such equivalent regulations or standards of countries outside the United States as may be applicable to activities anticipated hereunder;

(v)                                 “Net Sales” shall mean the [*] price for Licensed Product sold or otherwise transferred to end users of the Licensed Product, less:

(i)                                     credits or allowances, if any, given or made for [*] on account of or in relation to the invoiced sales price of Licensed Products

(ii)                                  if actually allowed or given [*] on account of or in relation to the invoiced sales price of Licensed Products,

(iii)                               [*] related to or based upon sales of Licensed Products [*], and

(iv)                              [*], if any, incurred on account of or in relation to the invoiced sales price of Licensed Products.

Any Licensed Product sold or otherwise transferred [*] shall be deemed invoiced at its fair market price in such country of sale or transfer.

“Net Sales” shall not include any amount for:

(v)                                 [*], and

(vi)                              [*].

For the purposes of the definition of “Net Sales”, “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] interest in the income of a Person or such other relationship as, in fact, constitutes actual control;

(w)                               “Patent” shall mean:

(i)                                     any issued patent or patent application,

(ii)                                  all continuations and continuations-in-part applications to the issued patent or patent application set out in Paragraph (i) (solely to the extent such continuations-in-part applications contain subject matter on which claims issuing obtain the benefit of a priority date of any patent or patent application set out in Paragraph (i)),

(iii)                               all divisions, patents of addition, reissues, renewals and extensions of any of the patent, patent application, continuations and continuations-in-part applications set out in Paragraphs (i) and (ii), and

(iv)                              all foreign counterparts of any of the foregoing (including, without limitation, European Supplementary Protection Certificates or its equivalent);

(x)                                   “Person” shall mean and include any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government body and any other form of entity or organization;

(y)                                 “Phase II” shall mean that portion of the FDA submission and approval process which provides for the initial trials of a Licensed Compound and/or Licensed Product on a limited number of patients for the purposes of determining dose and evaluating safety and efficacy in the proposed therapeutic indication as more fully defined in 21 C.F.R. § 312.21(b), and such equivalent regulations or standards of countries outside the United States as may be applicable to activities conducted hereunder;

(z)                                   “Phase III” shall mean that portion of the FDA submission and approval process which provides for continued trials of a Licensed Compound and/or Licensed Product on sufficient numbers of patients to establish the safety and efficacy of a Licensed Compound and/or Licensed Product and generate, if required, pharmacoeconomics data to support regulatory approval in the proposed therapeutic indication as more fully defined in 21 C.F.R. § 312.21(c), and such equivalent regulations or standards of countries outside the United States as may be applicable to activities conducted hereunder;

(aa)                            “Prime Rate” shall mean the rate of interest that the Royal Bank of Canada has announced as the prime rate as the reference rate to determine interest payable on commercial loans to its most creditworthy customers on the last Business Day of the calendar quarter immediately preceding the date of the amount due under the Agreement;

(bb)                          “Recall” shall mean:

(i)                                     any action to recover possession of any Licensed Product shipped to Third Parties (for this purpose, the definition of Third Parties shall not include any Affiliate, where “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] interest in the income of a Person or such other relationship as, in fact, constitutes actual control); or

(ii)                                  any action by the FDA or any other applicable governmental or regulatory agency in any jurisdiction, to detain or destroy quantities of any Licensed Product intended for commercial sale or distribution of such Licensed Product or to prevent release of such Licensed Product for commercial sale or distribution.

“Recalled” and “Recalling” shall have comparable meanings;

(cc)                            “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state, provincial or local regulatory agency, department, bureau or other governmental entity, necessary for the commercial manufacture, use, storage, import, transport, marketing, and sale or distribution of a Licensed Product in a country or regulatory jurisdiction in the Territory in the Field;

(dd)                          “Sublicensing Milestone Revenue” shall mean all revenues (including profits on the commercial manufacture by NeoRx or its Affiliates of Licensed Compounds and Licensed Products), receipts, monies, milestone payments and research fees (in respect of research fees, only to the extent that same are in excess of reimbursement for the direct costs and indirect costs of research and development or pursuit of Regulatory Approval undertaken by NeoRx or its Affiliates pursuant to a written research or development plan), payments (including amounts received from the sale of shares in the capital stock of NeoRx in excess of the Current Market Value for such shares), license fees and the fair market value of all other consideration collected or received by NeoRx or its Affiliates whether by way of cash, or credit or any barter, benefit, advantage, or concession relating to any sublicense agreements relating to any Valid Claims which form a part of the AnorMED Patents licensed to NeoRx under Section 3.1, the AnorMED Know-how licensed to NeoRx under Section 3.1, or otherwise to any Licensed Products.  For the purposes of the definition of “Sublicensing Milestone Revenue”, the term “indirect costs” shall mean costs incurred for the benefit of the Development Program or the commercialization of a Licensed Product, excluding directly identified costs (direct costs), and including facility rental costs; utilities costs; laboratory and manufacturing equipment depreciation; and salaries, vacation pay, sick leave pay, health insurance premiums, FICA taxes (or their equivalent) and pension costs for employees, but only to the extent that such employees’ work benefits the Development Program or the commercialization of a Licensed Product.  For the avoidance of doubt:

(i)                                     milestone payments collected or received by NeoRx or its Affiliates for reaching an annual, cumulative or otherwise measured sales-related milestone criteria shall be included in the calculation of Sublicensing Milestones Revenue and not Sublicensing Sales Revenue, and

(ii)                                  Sublicensing Milestone Revenue shall exclude all Sublicensing Sales Revenue.

For the purposes of the definition of “Sublicensing Milestone Revenue”, “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] interest in the income of a Person or such other relationship as, in fact, constitutes actual control.  In the event of any dispute regarding whether any cash, or credit or any barter, benefit, advantage, or concession should be included in Sublicensing Milestone Revenue, or the fair market value of any consideration collected or received by NeoRx or its Affiliates by way of credit or any barter, benefit, advantage, or concession, such dispute shall be resolved pursuant to Section 19.2;

(ee)                            “Sublicensing Sales Revenue” shall mean all revenues, receipts, monies, payments and royalties collected or received by NeoRx or its Affiliates whether by way of cash, or credit or any barter, benefit, advantage, or concession calculated as a percentage of Net Sales of Licensed Products by sublicensees of NeoRx or NeoRx’ Affiliates.  For the purposes of the definition of “Sublicensing Sales Revenue”, “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] interest in the income of a Person or such other relationship as, in fact, constitutes actual control.  In the event of any dispute regarding whether any cash, or credit or any barter, benefit, advantage, or concession should be included in Sublicensing Sales Revenue, or the fair market value of any consideration collected or received by NeoRx or its Affiliates by way of credit or any barter, benefit, advantage, or concession, such dispute shall be resolved pursuant to Section 19.2;

(ff)                                “Term” shall have the meaning set forth in Section 14.1;

(gg)                          “Territory” shall mean world-wide, except Japan;

(hh)                          “Third Party” shall mean any Person other than NeoRx, AnorMED or their respective Affiliates; and

(ii)                                  “Valid Claim” shall mean, with respect to each country in the Territory:

(i)                                     a claim of a pending patent application, provided that the patent application has not been pending for longer than [*] after the date from which such application claims priority, and

(ii)                                  a claim of an issued, unexpired patent or a claim of an issued, unexpired patent term extended by the European Supplementary Protection Certificate(s) or its equivalent, that has not been:

(iii)                               permanently revoked, held invalid, unpatentable or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or was not appealed within the time allowed therefor, or

(iv)                              admitted in writing to be invalid or unenforceable by the holder(s) by reissue, disclaimer or otherwise.

1.2                               Other Definitions.

Any words defined elsewhere in this Agreement shall have the particular meaning assigned to the words thereto.

Article 2 DEVELOPMENT PROGRAM.

2.1                               Development Program.

NeoRx, at its cost and expense, in its commercially reasonable discretion, shall conduct research and development to evaluate the use of the Licensed Compound and/or the Licensed Product (the “Development Program”), including but not limited to human clinical studies through to NDA approval for the Licensed Compound and/or the Licensed Product, including the clinical studies set out in Exhibit B.

2.2                               AnorMED Assistance.

(a)                                  AnorMED, at NeoRx’ written request, shall provide to NeoRx, for a period of [*] commencing on the Effective Date, reasonable technical assistance of up to [*] located at AnorMED’s Langley facilities to assist NeoRx in the transfer to NeoRx of technical information relating to the AnorMED Patents and AnorMED Know-How licensed to NeoRx under this Agreement.

(b)                                 Following the expiration of [*] after the Effective Date or if NeoRx’ requirements for additional reasonable technical assistance during the first six (6) months exceed one half of one FTE, AnorMED will provide, upon written request from NeoRx, additional reasonable technical assistance of up to [*] located at AnorMED’s Langley facilities, which AnorMED will charge to NeoRx at the rate of [*] per FTE, to:

(i)                                     participate with and, at NeoRx’ written request, advise NeoRx in carrying out the Development Program; and

(ii)                                  assist NeoRx, at NeoRx’ written request, in determining its requirements of Licensed Compound and other materials for the Development Program.

2.3                               Progress Reports.

(a)                                  NeoRx shall keep AnorMED informed of the progress of the development and commercialization of the Licensed Compounds and/or the Licensed Products, and NeoRx shall provide to AnorMED, on a calendar quarterly basis, a written report updating AnorMED on NeoRx’ progress thereon during the past calendar quarter.

(b)                                 In the event that AnorMED grants licenses to Third Parties under the AnorMED Patents outside the Territory, AnorMED shall provide to NeoRx, on a calendar quarterly basis or as soon as practicable after receipt from such Third Parties, written reports setting out the information provided by such Third Party licensees on their progress in the development and commercialization of the Licensed Compounds and/or the Licensed Products during the past calendar quarter.

(c)                                  The written reports provided under this section shall include [*].

(d)                                 Notwithstanding the reporting requirements set out herein, each party agrees to use reasonable efforts to provide to the other party during the Term prompt written notice of material events in the development and commercialization of the Licensed Compounds and Licensed Products.

2.4                               Committee; Committee Meetings

The parties shall establish a committee composed of an equal number of representatives, [*] for the purpose of communication between the parties regarding the progress of development and commercialization activities with respect to Licensed Products.  Such committee shall meet [*], either in person or by teleconference, at such time and location as may be mutually agreed by the parties and provide the parties with a forum to update each other regarding:

(a)                                  [*]

(b)                                 [*] and

(c)                                  [*].

Neither party will be obligated under this Section 2.4 to disclose its Confidential Information if such Confidential Information is not directly relevant to the license granted to NeoRx under Article 3 of this Agreement.  In no event are the communications between the parties intended to abrogate the parties’ discretion and independence in conducting their business activities.

Article 3 GRANT OF LICENSE.

3.1                               Grant of License.

Subject to the terms and conditions in this Agreement, AnorMED hereby grants to NeoRx an exclusive, royalty-bearing license, with the right to grant sublicenses, under the AnorMED Patents and the AnorMED Know-How to research, develop, make, have made, use, have used, sell, have sold, offer for sale, import and export the Licensed Compound and/or the Licensed Product in the Field in the Territory for the Term.

3.2                               Right to Grant Sublicenses.

(a)                                  NeoRx shall have the right to grant sublicenses of the license under Section 3.1 to any Person, without the consent of AnorMED, provided that where NeoRx grants a sublicense to its Affiliates, the obligations and liabilities of such Affiliates and NeoRx under this Agreement shall be joint and several and AnorMED shall not be obliged to seek recourse against an Affiliate before enforcing its rights against NeoRx.  For greater certainty it is hereby confirmed that any default or breach by an Affiliate of NeoRx of any term of this Agreement will also constitute a default by NeoRx under this Agreement.

(b)                                 NeoRx shall furnish to AnorMED a copy of each sublicense agreement entered into hereunder within 30 days after execution thereof, provided that such copy may be redacted to exclude provisions relating to any drugs or products that are not Licensed Compounds or Licensed Products, but which shall include all provisions required to confirm compliance with this Agreement, including the calculation of royalties and the conduct of audits hereunder.  All sublicense agreements furnished to AnorMED hereunder shall be deemed to be the Confidential Information of NeoRx and shall be subject to AnorMED’s obligation of confidentiality under Article 11, and for the purpose of such obligation, [*].

(c)                                  NeoRx shall include in each sublicense agreement (including any sublicense granted to an Affiliate) covenants by the sublicensee that are consistent with the terms and conditions set out in this Agreement and that upon termination of this Agreement, such sublicense agreement shall be automatically converted to a direct license from AnorMED.

3.3                               Reservation of Rights.

AnorMED hereby reserves the right to use and license the AnorMED Patents and AnorMED Know-How:

(a)                                  for non-commercial research and testing in the Territory;

(b)                                 to make or have made Licensed Compound or Licensed Product in the Territory for use outside of the Territory; and

(c)                                  for any and all uses outside of the Territory.

In connection with Subsection 3.3(b) above, where AnorMED or any of its Affiliates desire to contract with a Third Party (other than AnorMED’s licensees outside the Territory) for the manufacture of Licensed Compound and/or Licensed Product for use outside the Territory, NeoRx shall have a right of first negotiation to manufacture Licensed Compound and/or Licensed Product for AnorMED for use outside the Territory in which case the transfer price to be charged by NeoRx for the supply of Licensed Compound and/or Licensed Product will be [*].

3.4                               Transfer of Information.

After the Effective Date, AnorMED shall promptly deliver to NeoRx copies of the AnorMED Know-How, in written or other tangible form, together with assistance in connection therewith in accordance with Section 2.2.

Article 4 COMMERCIALIZATION

4.1                               Diligence in Commercialization.

(a)                                  In the event that the clinical studies conducted by NeoRx under this Agreement demonstrate the requisite safety and efficacy reasonably required for commercialization of a Licensed Product, NeoRx shall, at its sole cost and expense, utilize commercially reasonable efforts and sound and reasonable business practice and judgment in developing and promoting, marketing, selling and otherwise commercializing the Licensed Product in the Field in the Territory, including obtaining the appropriate Regulatory Approvals therefor, to meet or cause to be met the market demand for the Licensed Products.

(b)                                 NeoRx agrees that it will utilize sound and reasonable business practice and judgment in determining the countries in the Territory in which it desires to sell the Licensed Product and it will use commercially reasonable efforts to achieve the First Commercial Sale of the Licensed Product in such countries [*] after obtaining Regulatory Approval for the sale of the Licensed Product in such countries, in accordance with the normal practices and standards established by NeoRx or its marketing partner or sublicensee for such country, as the case may be.

(c)                                  For the purposes of Subsection 4.1(b), NeoRx or its marketing partner or sublicensee, as the case may be, shall not be in breach of its obligations under Subsection 4.1(b) during any particular period during the Term where it determines utilizing sound and reasonable business practice and judgment that a decision of a relevant governmental authority in a country relating to the price or reimbursement for a Licensed Product renders the commercial sale of the Licensed Product commercially unviable in the country during such period.

4.2                               Decision Not to Commercialize.

(a)                                  If NeoRx, in its sole discretion, at any time during the Term determines for any reason not to proceed with the commercialization of a Licensed Product in a particular country in the Territory, NeoRx agrees to promptly disclose any such determination to AnorMED.

(b)                                 In the event that NeoRx determines that it will not commercialize a Licensed Product in one or more of the following major countries or jurisdictions in the Territory:  [*]

NeoRx shall provide written notice of the determination to AnorMED, and such notice shall be deemed to be notice under Section 14.3 that NeoRx desires to terminate the license granted to NeoRx under Section 3.1 in respect of the Licensed Compound and the Licensed Product in those countries or jurisdictions.  In such event, the Territory shall be deemed to be reduced in scope to exclude from the Territory the country specified in the notice.  Upon the expiration of the notice period set out in Section 14.3, the specified country or jurisdiction shall be excluded from the Territory and NeoRx’ rights and obligations in respect of the excluded country or jurisdiction shall be governed by Subsection 14.3(d).

Article 5 SUPPLY OF LICENSED COMPOUNDS AND LICENSED PRODUCTS.

5.1                               Supply of AMD473.

In consideration of the initial license fees paid by NeoRx to AnorMED under Section 6.2 prior to commercialization of a Licensed Product, AnorMED agrees to supply to NeoRx [*] such quantities of AMD473 as AnorMED has on hand in its inventories as of the Effective Date.  NeoRx shall be responsible for paying all [*] that may apply to the supply of AMD473 hereunder, and if any such amounts are paid by AnorMED, NeoRx shall promptly reimburse AnorMED for any such amounts upon request.  The foregoing shall be AnorMED’s sole obligation to NeoRx with respect to the supply of any quantity of AMD473 or any other Licensed Compound.

5.2                               Supply of Licensed Product.

Except for the manufacture of [*], NeoRx shall be responsible for the manufacture and processing of all developmental and commercial supplies of all Licensed Products in the Field in the Territory, at its cost and expense.

5.3                               Delivery.

(a)                                  AnorMED shall deliver any AMD473 to be supplied hereunder to NeoRx-designated facilities, at NeoRx’ sole cost and expense, F.C.A. in accordance with the shipping specifications therefor.  In the absence of written and timely transport carrier and/or delivery instructions from NeoRx, AnorMED shall have the right to make commercially reasonable arrangements therefor.

(b)                                 Title to and risk of loss for all AMD473 delivered hereunder shall pass to NeoRx upon transfer to a common carrier under Subsection 5.3(a).

5.4                               Permits and Licenses.

(a)                                  AnorMED shall be responsible for obtaining all necessary import and/or export licenses or permits (if applicable) for the supply of AMD473 under Section 5.1.  NeoRx shall be responsible for the payment of [*], etc., in connection with such supply and delivery to NeoRx of AMD473.

(b)                                 Except as otherwise provided in Subsection 5.4(a), NeoRx shall be responsible for obtaining all necessary import and/or export licenses or permits (if applicable) and for the payment of [*] in connection with the supply and delivery to NeoRx of all developmental and commercial supplies of all Licensed Compounds and/or Licensed Products.

Article 6 LICENSE FEES.

6.1                               Additional Definitions.

For the purposes of this Agreement:

(a)                                  “Common Shares” means common shares in the capital stock of NeoRx;

(b)                                 “Current Market Price” of the Common Shares on any date means [*], provided that if the Common Shares are not listed on any stock exchange, the “Current Market Price” shall be determined by agreement between the board of directors of AnorMED and the board of directors of NeoRx, acting in good faith;

(c)                                  “Daily Closing Price” for each Trading Day shall mean the last reported sales price for sales of Common Shares on NASDAQ on which such shares are listed and posted for trading; and

(d)                                 “Trading Day” shall mean any day on which NASDAQ is open for business and on which Common Shares have been traded.

6.2                               Initial License Fee.

NeoRx shall pay to AnorMED, an initial license fee of US$2,000,000, payable as follows:

(a)                                  upon execution of this Agreement, US$1,000,000 in cash by bank transfer to the co-ordinates given by AnorMED to NeoRx; and

(b)                                 within five (5) Business Days after execution of this Agreement, US$1,000,000 in unregistered Common Shares, where the number of Common Shares payable is determined by dividing US$1,000,000 by the Current Market Price of a Common Share as of the Effective Date and disregarding any remaining fractional Common Share.

6.3                               Milestone Payments.

In consideration of the license granted under Article 3, NeoRx shall pay to AnorMED the following milestone payments upon the first occurrence of each of the development and commercialization milestones set forth below:

(a)                                  [*] upon [*];

(b)                                 [*] upon [*];

(c)                                  [*] upon [*];

(d)                                 [*] upon [*]; and

(e)                                  [*] upon [*].

For the purposes of this Section 6.3, “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] interest in the income of a Person or such other relationship as, in fact, constitutes actual control.

6.4                               Form of Milestone Payments.

(a)                                  Each milestone payment to be made by NeoRx under Subsections 6.3(a) and 6.3(b) shall be made, in NeoRx’ sole discretion, either:

(i)                                     in cash, by bank transfer to the co-ordinates given by AnorMED to NeoRx; or

(ii)                                  in a combination of:

(A)                              cash, payable as set out above, and

(B)                                the issuance of the number of Common Shares having a value equivalent to the amount to be paid in Common Shares determined by dividing such amount by the Current Market Price of a Common Share as of the date of achievement of the applicable milestone and disregarding any remaining fractional Common Share, provided that a minimum of [*] set out in Subsections 6.3(a) and 6.3(b), as applicable, shall be paid in cash.

(b)                                 Each milestone payment to be made by NeoRx under Subsections 6.3(c), 6.3(d) and 6.3(e) shall be made in cash, by certified cheque payable to the order of AnorMED or by bank transfer to the co-ordinates given by AnorMED to NeoRx.

6.5                               Notice of Milestone and Payment.

For each milestone payment to be made by NeoRx under Section 6.3:

(a)                                  NeoRx shall provide prompt written notice to AnorMED of the achievement of the milestone setting out the milestone achieved and whether the milestone payment will be made in cash or in Common Shares;

(b)                                 if required by the parties, AnorMED will provide a written invoice to NeoRx for the applicable milestone payment; and

(c)                                  notwithstanding the terms of any invoice provided under Subsection 6.5(b), NeoRx shall provide to AnorMED the full amount of the milestone payment, whether in cash and/or Common Shares, [*] after the achievement of the milestone.

6.6                               Nature of Payments.

The payments set forth in Sections 6.2 and 6.3 shall be non-refundable and shall not be creditable against royalties payable by NeoRx to AnorMED pursuant to Article 7.

Article 7 ROYALTY PAYMENTS.

7.1                               ICR Agreement.

AnorMED agrees that it shall pay all royalties arising from NeoRx’ activities under this Agreement that are or will be due and payable to Third Parties arising from any and all agreements entered into by AnorMED prior to the Effective Date, including, without limitation, the ICR Agreement.

7.2                               Basic Royalty.

In consideration of the license granted under Article 3, NeoRx shall pay to AnorMED, without duplication, in respect of each Licensed Product:

(a)                                  in each country in the Territory where the Licensed Product sold is covered by one or more Valid Claims [*]; and

(b)                                 in each country in the Territory where the Licensed Product sold is covered by one or more Valid Claims [*]; and

(c)                                  in each country in the Territory where the Licensed Product sold is covered by one or more Valid Claims [*]; and

(d)                                 in each country in the Territory where there is no Valid Claim [*];

in each of Subsections 7.2(a), 7.2(b), 7.2(c) and 7.2(d), until the later of either:

(e)                                  the date of expiration of the last Valid Claim within the AnorMED Patents covering the Licensed Product in the country of manufacture or sale, as applicable; or

(f)                                    the expiration of [*] after First Commercial Sale of such Licensed Product in the country of sale.

For the purposes of this Section 7.2, “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] in the income of a Person or such other relationship as, in fact, constitutes actual control.   For purposes of clarification, no multiple royalties shall be due or payable under this Section 7.2 because the sale or manufacture of any Licensed Product is or shall be covered by more than one Valid Claim within the AnorMED Patents in the country of manufacture and/or the country of sale.

7.3                               Sublicensing Royalty.

In consideration of the license granted under Article 3, NeoRx shall pay to AnorMED, without duplication, in respect of any Licensed Compound and/or Licensed Product:

(a)                                  a royalty of [*] of Sublicensing Milestone Revenue collected or received; and

(b)                                 a royalty of [*] of Sublicensing Sales Revenue collected or received, provided that the payment set out in this Subsection 7.3(b) shall be subject to an minimum calendar quarterly payment equal to the cumulative sum of:

(i)                                     in each country in the Territory where a Licensed Product sold is covered by one or more Valid Claims [*]; and

(ii)                                  in each country in the Territory where the Licensed Product sold is covered by one or more Valid Claims [*]; and

(iii)                               in each country in the Territory where the Licensed Product sold is covered by one or more Valid Claims [*]; and

(iv)                              in each country in the Territory where there is no Valid Claim [*];

in each of Subsections 7.3(a) and 7.3(b), until the later of either:

(c)                                  the date of expiration of the last Valid Claim within the AnorMED Patents covering the Licensed Product in the country of manufacture or sale, as applicable; or

(d)                                 the expiration of [*] after First Commercial Sale of such Licensed Product in the country of sale.

For the purposes of this Section 7.3, “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] interest in the income of a Person or such other relationship as, in fact, constitutes actual control.  For purposes of clarification, no multiple royalties shall be due or payable under this Section 7.3 because the sale or manufacture of any Licensed Product is or shall be covered by more than one Valid Claim within the AnorMED Patents in the country of manufacture and/or the country of sale.

7.4                               Third Party License Fees and Royalties.

AnorMED and NeoRx agree that where Patent rights of a Third Party, excluding Patent rights of a Third Party under sublicenses held as of the Effective Date by NeoRx or its Affiliates (for this purpose, “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] interest in the income of a Person or such other relationship as, in fact, constitutes actual control), covering either the composition of matter of a Licensed Compound or the use of the Licensed Compound should exist in any country in the Territory, and if in NeoRx’ reasonable judgement it would be impractical or impossible for NeoRx to commercialize a Licensed Product incorporating the Licensed Compound without obtaining a license under such Patent rights, then for each such Licensed Product on a calendar quarterly basis, NeoRx shall be entitled to a credit against royalties payable to AnorMED under either Sections 7.2 or 7.3 on account of such Licensed Product in such country, equal to [*] of the royalties paid by NeoRx under such license in respect of such Licensed Product in such country in the calendar quarter for which such royalties are paid, provided that, for any calendar quarter, the aggregate credit hereunder for a Licensed Product in any country shall not exceed [*] of the royalty determined under Sections 7.2 and 7.3 for that country.

7.5                               Royalty Payments Upon Termination.

If this Agreement is terminated in accordance with Article 14 with respect to all or some of the Licensed Products, NeoRx shall continue to pay AnorMED all amounts earned pursuant to this Article 7 prior to the date of termination and any amounts earned thereafter as a result of sales of residual inventory of such terminated Licensed Products.  In addition, NeoRx shall continue to pay to AnorMED all amounts payable hereunder with respect to Licensed Products, if any, with respect to which this Agreement is not terminated.

Article 8 PAYMENT TERMS.

8.1                               Invoices and Payments.

AnorMED shall provide to NeoRx invoices setting out any amounts owed by NeoRx to AnorMED under this Agreement, including, without limitation, payments in respect of assistance provided under Section 2.2 and patent prosecution and maintenance under Article 10.  All such amounts shall be due and payable 30 days after receipt of the date of the invoice.  Invoices for FTE reimbursement and patent prosecution and maintenance will be invoiced quarterly and be accompanied by a statement detailing the actual hours incurred during the quarter.

8.2                               Payment of Royalties.

All royalties payable under Sections 7.2 and 7.3 shall be payable within 60 days after the last day of the calendar quarter during the royalty periods set out therefor.  NeoRx will provide to AnorMED within 30 days after the last day of each calendar quarter, an estimate of the royalties payable by NeoRx under this Agreement for such calendar quarter.

8.3                               Currency of Payment.

All amounts payable to AnorMED under this Agreement shall be payable in United States Dollars, by bank transfer of immediately available funds to a bank account designated by AnorMED, at AnorMED’s option.  Calendar quarterly sales amounts shall be translated from other currencies to U.S. Dollars by using an average rate of exchange computed using the rate of exchange quoted under Foreign Exchange in the Wall Street Journal as of the end of the current quarter plus the rate of exchange as of the end of the immediately preceding quarter and dividing by 2.

8.4                               Currency Transfer Restrictions.

If in any country payment or transfer of funds out of such country is prohibited by law or regulation, the parties hereto shall confer regarding the terms and conditions on which Licensed Products shall be sold in such countries, including the possibility of payment of royalties to AnorMED in local currency to a bank account in such country or the renegotiation of royalties for such sales, and in the absence of any other agreement by the parties, such funds payable to AnorMED shall be deposited by NeoRx in whatever currency is allowable in a bank designated in that country as acceptable to AnorMED.

8.5                               Taxes.

(a)                                  For the purposes of this Section 8.5, “Taxes” shall include costs, expenses, taxes, tariffs, customs duties, brokerage fees, insurance premiums and other charges, including, without limitation, social services taxes, goods and services tax, value added, excise and other sales taxes.

(b)                                 AnorMED shall be responsible for and shall pay all Taxes assessed or levied in connection with any activities performed by AnorMED or payments made to AnorMED under this Agreement.

(c)                                  NeoRx shall be responsible for and shall pay all Taxes assessed or levied in connection with any activities performed by NeoRx under this Agreement.

(d)                               If any law or regulation in any country requires the withholding by NeoRx of any Taxes due on payments to be remitted to AnorMED under this Agreement, such Taxes shall be deducted from the amounts paid to AnorMED, provided that NeoRx shall take all reasonable measures to reduce the amount of such Taxes.  If the Taxes are deducted from the amounts paid to AnorMED, NeoRx shall furnish AnorMED the originals of all official receipts for such Taxes and such other evidence of such Taxes and payment thereof as may be reasonably requested by AnorMED and shall provide any reasonable assistance or co-operation which may be requested by AnorMED in connection with any efforts by AnorMED to obtain a credit for such Taxes, including the characterization of payments made hereunder so that it may take advantage of any and all benefits under any tax treaty between Canada and any foreign countries.

8.6                               Net Sales Reports.

(a)                                  NeoRx agrees to submit to AnorMED, concurrently with the quarterly royalty payments made pursuant to Section 8.2, written reports (consistent with GAAP) setting out for the calendar quarter, for each type of Licensed Product:

(i)                                     all amounts received by NeoRx and/or its Affiliates from the sale of the Licensed Product to end-users of the Licensed Product;

(ii)                                  details of the quantities of the Licensed Product sold in each country in the Territory, whether sold by NeoRx or its Affiliates or any sublicensees;

(iii)                               the amount of any deductions taken from the amounts received by NeoRx and/or its Affiliates, as applicable, from the sale of the Licensed Product to end users of the Licensed Product in calculating Net Sales of the Licensed Product;

(iv)                              the amount of any deductions taken from the amounts received by any sublicensees from the sale of the Licensed Product to end users of the Licensed Product in calculating Net Sales of the Licensed Product by such sublicensees;

(v)                                 the amount of Net Sales for the Licensed Product by NeoRx and its Affiliates;

(vi)                              the amount of Net Sales for the Licensed Product by any sublicensees;

(vii)                           the amount of Sublicensing Milestone Revenue received;

(viii)                        the amount of Sublicensing Sales Revenue received;

(ix)                                the amount of any Third Party royalties payable for the Licensed Product; and

(x)                                   the royalties due and payable to AnorMED pursuant to Sections 7.2 and 7.3.

For the purposes of this Subsection 8.6(a), “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] interest in the income of a Person or such other relationship as, in fact, constitutes actual control.

(b)                                 AnorMED shall submit to NeoRx a detailed statement of account within 60 days after the close of each calendar quarter during the Term for:

(i)                                     any costs or expenses incurred related to the prosecution and maintenance of the AnorMED Patents; and

(ii)                                  any charges for AnorMED assistance under Section 2.2.

NeoRx’ obligation to reimburse AnorMED’s costs and expenses for the prosecution and maintenance of the AnorMED Patents shall be as set forth in Article 10.

8.7                               Accounts and Audit.

(a)                                  Each party shall maintain, during the Term and for a period of at least three (3) years thereafter, accurate and complete records in accordance with GAAP of all transactions relating to the subject matter of this Agreement, including:

(i)                                     in the case of NeoRx, records of all sales of Licensed Products in the Territory and the collection or receipt of Sublicensing Milestone Revenue and Sublicensing Sales Revenue, which shall show the manufacturing, sales, use and other disposition of Licensed Products in sufficient detail to determine the royalties payable to AnorMED pursuant to  Sections 7.2 and 7.3, if any; and

(ii)                                  in the case of AnorMED, records of all costs and expenses relating to the prosecution and maintenance of the AnorMED Patents.

(b)                                 During the Term of this Agreement [*], each party (in this section, the “Audited Party”) shall permit the other party (in this section, the “Requesting Party”), on reasonable advance written notice, but in no event less than ten (10) Business Days, and at the Requesting Party’s cost and expense, to arrange for the books and records maintained by the Audited Party pursuant to Subsection 8.7(a) relating to the subject matter of this Agreement to be examined from time to time during the Audited Party’s regular business hours, but not more than once a year, by an independent accounting firm selected by the Requesting Party and reasonably acceptable to the Audited Party, provided that such independent accounting firm and its accountants are bound by an obligation of confidentiality to disclose to the Requesting Party only whether the royalty statements and payments made by the Audited Party under this Agreement are accurate and, if not accurate, any evidence of non-compliance with the terms and conditions of this Agreement.  Any such examination shall be restricted to records relating to the subject matter of this Agreement covering [*] period.  The Requesting Party shall provide to the Audited Party a copy of any audit reports prepared under this subsection.

(c)                                  In the event the report demonstrates that NeoRx has underpaid AnorMED, NeoRx shall pay the amount of such underpayment immediately and where AnorMED is the Requesting Party, to the extent such underpayment is more than [*] for the audited period, NeoRx shall reimburse AnorMED for the expense of the audit.

(d)                                 In the event the report demonstrates that NeoRx has overpaid AnorMED, NeoRx may deduct from future amounts owed to AnorMED such overpayments and where NeoRx is the Requesting Party, to the extent such overpayment is more than [*] for the audited period, AnorMED shall reimburse NeoRx for the expense of the audit.

8.8                               Confidentiality of Reports.

Each party agrees that:

(a)                                  the information set forth in the reports required by Sections 8.6 and 8.7; and

(b)                                 the records subject to examination under Section 8.7;

shall be subject to the obligations of confidentiality set out in Article 11 and shall be maintained in confidence by the receiving party and by any independent accounting firm selected by such party, shall not be used by such party or such accounting firm for any purpose other than verification of the performance by the other party of its obligations hereunder, and shall not be disclosed by the receiving party or such accounting firm to any other person except for purposes of enforcing this Agreement.

8.9                               Interest.

NeoRx shall pay interest at a fixed rate per annum equal to [*] in excess of the Prime Rate in effect on the date such amounts not paid were due under this Agreement, or the maximum permissible rate allowed by law (which under the state of Washington shall be deemed to be the laws relating to the permissible rate of interest on commercial loans), whichever is less, computed on the basis of the actual number of days elapsed and a year of 365 days and continuing until such amounts have been paid.

Article 9 INTELLECTUAL PROPERTY.

9.1                               Existing Intellectual Property.

As between NeoRx and AnorMED:

(a)                                  title to, and ownership or control of all rights in and to all Intellectual Property owned or licensed by NeoRx (other than rights licensed to NeoRx by AnorMED) shall at all times remain with NeoRx and no rights in or to any such Intellectual Property shall vest in AnorMED; and

(b)                                 title to and ownership or control of all rights in and to all Intellectual Property owned or licensed by AnorMED (other than rights licensed to AnorMED by NeoRx) shall at all times remain with AnorMED and, except as expressly granted under this Agreement, no rights in or to any such Intellectual Property shall vest in NeoRx.

9.2                               Ownership of New Inventions.

(a)                                  During the Term, each of the parties shall promptly disclose to the other in a timely fashion all inventions and discoveries arising from the performance of the Development Program or other development activities relating to Licensed Compounds and Licensed Products.

(b)                                 The parties agree that, except as otherwise specifically set out in this Agreement, as between NeoRx and AnorMED, all right, title and interest in and to all Know-How created or developed by a party during the Term shall be owned by the creating or developing party and shall be treated as such party’s Confidential Information under this Agreement.  For greater certainty, without limiting the generality of the foregoing, all data, results, regulatory submissions and reports arising from the performance of the Development Program and NeoRx’ other development activities under this Agreement shall be the property of NeoRx.

(c)                                  NeoRx and AnorMED acknowledge and agree that:

(i)                                     AnorMED and its licensees outside of the Territory will require access to NeoRx’ Know-How and Patents (including Patents for Improvements under Section 9.3) arising from the performance of the Development Program and NeoRx’ other development activities under this Agreement and NeoRx hereby [*]

(ii)                                  NeoRx and its sublicensees in the Territory desire access to any Know-How and Patents (including Patents for Improvements under Section 9.3) created by AnorMED’s licensees outside the Territory in the development of the Licensed Compounds and Licensed Products and AnorMED [*].

9.3                               Improvements

(a)                                  For the purposes of this Section 9.3, “Improvements” means, in respect of any Patents, any and all patents and any and all patent applications that claim priority to such Patents (whether complete or incomplete or whether filed or unfiled) including, but not limited to, provisional, non-provisional, continuations and continuations-in-part applications, and divisional patent applications and registrations in any jurisdiction world-wide.

(b)                                 To the extent possible and unless precluded by any present or future agreement of NeoRx or its sublicensees, [*].

(c)                                  The parties acknowledge and agree that the ownership of [*].

9.4                               Trademarks.

(a)                                  NeoRx, as it deems appropriate, may originate, select, apply to register and maintain one or more trademarks or tradenames under which the Licensed Products will be marketed and sold or otherwise distributed in the Territory.  NeoRx will own and/or control any such trademarks and tradenames and will be solely responsible for all decisions relating to the prosecution, defense, maintenance and costs of such trademarks and tradenames, at its cost and expense.

(b)                                 Except in the event of termination as provided in Article 14, neither party shall have any right to use any trademark or tradename of the other party.

Article 10 PATENTS; PROSECUTION AND LITIGATION.

10.1                        Prosecution of Patents.

(a)                                  AnorMED shall have the right to prosecute and maintain each Patent within the AnorMED Patents and except as otherwise provided in this Article 10 shall do so in a timely manner.

(b)                                 At any time during the Term, NeoRx, in NeoRx’ sole discretion, may determine that any particular Patent within the AnorMED Patents in any particular country in the Territory should not be prosecuted or maintained for legal or commercial reasons and, in such event, shall so notify AnorMED.  Upon receipt of such notice, any Patents identified in such notice shall remain or be deemed to remain within the AnorMED Patents for the purposes of the grant of rights by AnorMED to NeoRx pursuant to Article 3 of this Agreement and NeoRx’ obligations pursuant to Subsections 7.2(a), 7.2(b) and 7.2(c) for the payment of royalties for any such Patents shall remain unchanged and continue at the royalty rate for such Patent as of the date of NeoRx’ notice to AnorMED, provided that where the discontinuance of the prosecution or maintenance of the Patent is due to reasons of lack of patentability, invalidity or unenforceability of the Patent, NeoRx’ obligations pursuant to Subsection 7.2(d) for the payment of royalties for AnorMED Know-How shall apply.  AnorMED, at AnorMED’s cost and expense and in AnorMED’s sole discretion, may continue prosecution and/or maintenance of any particular Patent identified in such notice

(c)                                  At any time during the Term, NeoRx, in NeoRx’ sole discretion, may request, by written notice delivered to AnorMED, that AnorMED seek patent protection in one or more countries in the Territory not then covered by the Patents within the AnorMED Patents.  Upon receipt of such notice, AnorMED shall take reasonable steps to apply for patent protection in such countries.

10.2                        Patent Review and Recommendations.

(a)                                  Except for AnorMED Patents for which NeoRx has discontinued prosecution or maintenance under Subsection 10.1(b), NeoRx shall have the right to review all Patents and other proceedings, communications, reports and observations relating to the AnorMED Patents in the Territory and to provide comments and recommendations to AnorMED with respect thereto, which comments and recommendations shall be adopted, incorporated and/or acted upon by AnorMED, provided that such comments and recommendations are reasonable.

(b)                                 Except for AnorMED Patents for which NeoRx has discontinued prosecution or maintenance under Subsection 10.1(b), AnorMED shall promptly disclose to NeoRx, keep NeoRx fully informed of, and supply to NeoRx in a timely fashion:

(i)                                     the complete texts of each Patent within the AnorMED Patents; and

(ii)                                  all information received concerning:

(A)                              the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any Patent within the AnorMED Patents, and

(B)                                the course of substantive patent prosecution or other substantive proceedings related to any Patent within the AnorMED Patents,

including by providing NeoRx with copies of substantive communications, search reports and Third-Party observations submitted to or received from patent offices in the Territory, but excluding any such information that is subject to attorney-client privilege.

(c)                                  Except for AnorMED Patents for which NeoRx has discontinued prosecution or maintenance under Subsection 10.1(b), AnorMED shall cooperate with NeoRx and use reasonable efforts to obtain any applicable term extension for any Patent within the AnorMED Patents covering a Licensed Product in the Territory.  In connection with such efforts, NeoRx, within one (1) calendar month after obtaining Regulatory Approval for a Licensed Product any country in the Territory, shall provide to AnorMED information reasonably required by AnorMED or otherwise requested by AnorMED to apply for the European Supplementary Protection Certificate or its equivalent in respect of such Licensed Product marketed in such country in the Territory.

(d)                                 Each party shall hold all information disclosed to it by the other party under this section as Confidential Information under Article 11.

10.3                        Patent Costs.

NeoRx [*].  Notwithstanding the previous sentence, in the event that NeoRx provides written notice to AnorMED identifying any particular Patent in accordance with Section 10.1(b), NeoRx shall [*].

10.4                        Right to Assume Prosecution.

(a)                                  The parties acknowledge and agree that AnorMED may, in the ordinary course of prosecuting AnorMED’s patent portfolio and after the Effective Date of this Agreement and in the reasonable opinion of AnorMED’s patent counsel or patent agent, take such actions in the ordinary course (including discontinuance of a Patent application) that do not materially impair the scope of Patent coverage provided to NeoRx in the Field and the AnorMED Patents remain adequate for the uses of the AnorMED Patents contemplated by NeoRx, pursuant to the license granted under Section 3.1.

(b)                                 In the event that AnorMED intends to finally abandon any Patent within the AnorMED Patents in any country in the Territory, AnorMED shall promptly notify NeoRx, and thereafter NeoRx shall have a right to assume any and all prosecution and/or maintenance activities with respect to such Patents in such country.  All rights granted to NeoRx with respect to such Patent within the AnorMED Patents in such country shall continue in force provided that NeoRx assumes, at its own expense, responsibility for the prosecution and maintenance of such Patents in such country, and provided that if there are Third Parties with legal interests in any such Patents outside the Territory, the costs of the prosecution and maintenance of such Patents shall be shared by NeoRx and AnorMED on a basis to be mutually agreed to by the parties taking into account the rights in such AnorMED Patent granted to NeoRx and the Third Parties respectively.  If the parties cannot agree on an allocation of the costs of the prosecution and maintenance of such AnorMED Patent, the dispute shall be resolved in accordance with Section 19.2.

10.5                        Third Party Claims of Infringement

In the event that any Third Party brings a claim against AnorMED or NeoRx or any of their respective Affiliates (for this purpose, “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] interest in the income of a Person or such other relationship as, in fact, constitutes actual control) that the manufacture, use, sale, distribution, marketing or importation of a Licensed Compound or a Licensed Product infringes rights in Intellectual Property owned or otherwise controlled by such Third Party (an “Infringement Suit”), the following shall apply:

(a)                                  the party receiving a claim, or learns of the threat of such a claim, shall give the other party prompt written notice detailing as many facts as possible concerning the claim;

(b)                                 NeoRx, in its sole discretion, shall have the first right, but not an obligation, to defend against the Infringement Suit;

(c)                                  if NeoRx does not take steps to defend against the Infringement Suit within 90 days after the date that notice thereof was received from or delivered to AnorMED, AnorMED may take such legally permissible action as it deems necessary or appropriate to defend against the Infringement Suit, but shall not be obligated to do so;

(d)                                 the party defending against the Infringement Suit (in this section, the “Litigating Party”) shall have the right to control such litigation and shall bear all legal expenses (including court costs and legal fees), but it shall have no right to settle any dispute in any manner which would abridge the rights of the other party under this Agreement.  By way of example and not by way of limitation, neither party may stipulate or admit to the invalidity or unenforceability of any right in Intellectual Property.  Before any action is taken by either party which could abridge the rights of the other party hereunder, the parties agree to, in good faith, consult with each other with a goal of adopting a mutually satisfactory position;

(e)                                  the Litigating Party shall keep the other party fully informed of the actions and positions taken or proposed to be taken by the Litigating Party and the actions and positions taken by all other parties to such litigation; and

(f)                                    in the event that NeoRx defends against the Infringement Suit, AnorMED may elect to participate formally in the Infringement Suit to the extent that the court may permit, provided that any additional expenses generated by AnorMED’s formal participation shall be paid by AnorMED.

10.6                        Infringement by Third Parties.

In the event that either party reasonably believes that a Third Party is or may be infringing, encroaching or violating any Patent within the AnorMED Patents, then such party shall promptly notify the other party in writing of such infringement, encroachment or violation, and the following shall apply:

(a)                                  subject to Subsection 10.6(b), in the event of any infringement, encroachment or violation of any Patent within the AnorMED Patents in the Territory:

(i)                                     NeoRx, in its sole discretion, shall have the first right, but not an obligation, to take or not take whatever action it believes appropriate, and

(ii)                                  if NeoRx does not commence action directed toward restraining or enjoining such infringement within 90 days after the date that notice thereof was received from or delivered to AnorMED, AnorMED may take such legally permissible action as it deems necessary or appropriate to enforce such Patent within the AnorMED Patents and restrain such infringement;

(b)                                 in the event of any infringement, encroachment or violation of any Patent within the AnorMED Patents in a country for which NeoRx has discontinued prosecution or maintenance of such Patent under Subsection 10.1(b):

(i)                                     AnorMED, in its sole discretion, shall have the first right, but not an obligation, to take or not take whatever action it believes appropriate, and

(ii)                                  if AnorMED does not commence action directed toward restraining or enjoining such infringement within 90 days after the date that notice thereof was received from or delivered to NeoRx, NeoRx may take such legally permissible action as it deems necessary or appropriate to enforce such Patent within the AnorMED Patents and restrain such infringement;

(c)                                  the party taking action against an alleged infringer shall have the right to control such action and shall bear all legal expenses (including court costs and legal fees), but it shall have no right to settle any dispute in any manner which would abridge the reserved rights of the other party under this Agreement.  By way of example and not by way of limitation, neither party may stipulate or admit to the invalidity or unenforceability of any patent.  Before any action is taken by either party which could abridge the rights of the other party hereunder, the parties agree to consult, in good faith, with a goal of adopting a mutually satisfactory position; and

(d)                                 the party taking action shall keep the other party fully informed of the actions and positions taken or proposed to be taken by it and the actions and positions taken by all other parties to such litigation.

10.7                        Cooperation; Costs and Awards.

(a)                                  Each party agrees to co-operate reasonably with the other party in any action the other party defends or prosecutes pursuant to Sections 10.5 and 10.6, including, without limitation, supplying essential documentary evidence and making essential witnesses then in its employment available.

(b)                                 The Parties agree that all amounts awarded by way of judgement, settlement or compromise in respect of any action conducted hereunder, after payment or reimbursement of the parties’ respective costs and expenses arising from such action, shall be allocated [*].

10.8                        Cooperation with Other Licensees

NeoRx acknowledges that AnorMED may grant licenses to Third Parties under the AnorMED Patents outside the Territory, and that such licenses may include rights to permit such Third Parties to defend or enforce Patents within the AnorMED Patents.  To the extend that AnorMED grants to a Third Party any license including rights to defend or enforce Patents within AnorMED Patents, NeoRx will use commercially reasonable efforts to cooperate with AnorMED and such Third Party in the defense or enforcement of such Patents and, in connection with such efforts, will use good faith efforts to determine, jointly with AnorMED and such Third Party, the course of action, if any, necessary or appropriate to defend or enforce such Patents, as applicable; provided that AnorMED includes provisions in its license with such Third Party no less restrictive and comparable to this Section 10.8.

10.9                        Interference Proceedings.

In the event that a party becomes aware of the declaration of any interference proceeding by any patent authority in the Territory with respect to any Patent within the AnorMED Patents, such party shall promptly notify the other party in writing.  AnorMED shall have the right to represent and manage AnorMED’s and NeoRx’ interests in such proceeding.  AnorMED and NeoRx shall assist one another and co-operate in any such proceeding.

10.10                 Status of Proceedings.

The parties shall keep one another informed of the status of all of their respective activities regarding any litigation or settlement thereof concerning any Licensed Compound and/or Licensed Product.

Article 11 CONFIDENTIALITY; PUBLICITY; PUBLICATIONS.

11.1                        Obligation of Confidentiality.

It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other.  Each party agrees:

(a)                                  to keep and use in strict confidence all Confidential Information of the other party and to not, without the prior written consent of the other party, disclose any such Confidential Information to any person or entity other than its Affiliates (for this purpose, “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] interest in the income of a Person or such other relationship as, in fact, constitutes actual control), corporate counsel, employees and contractors who are under an obligation of confidentiality on terms substantially similar to those set out in this Agreement, who have been informed of the confidential nature of the Confidential Information and who require such information in the performance of their duties;

(b)                                 not to use, copy, duplicate, reproduce, translate or adapt, either directly or indirectly, any of the Confidential Information of the other party for any purpose other than the development and commercialization of the Licensed Compounds and the Licensed Products under this Agreement, without the other party’s prior written approval;

(c)                                  that all copies, duplicates, reproductions, translations or adaptations of any Confidential Information of the other party permitted to be made hereunder shall be clearly labelled as confidential; and

(d)                                 to use commercially reasonable efforts consistent with such party’s ordinary business practices to prevent material in its possession that contains or refers to Confidential Information of the other party from being discovered, used or copied by Third Parties and that it shall use reasonable steps to protect and safeguard all Confidential Information of the other party in its possession from all loss, theft or destruction.

Upon the termination of this Agreement, each party shall promptly return all Confidential Information to the disclosing party; provided that each party may retain one (1) archival copy thereof to permit such party to monitor compliance with its obligations under this Article 11, or as may be required by applicable law.

11.2                        Permitted Disclosures.

Nothing herein shall be construed as preventing NeoRx from disclosing any Confidential Information received from AnorMED to any of its Affiliates, sub-licensees or distributors, provided each Affiliate, sub-licensee and distributor has undertaken in writing a similar obligation of confidentiality and non-use with respect to the Confidential Information, with AnorMED stated as a third-party beneficiary thereof.  For the purpose of this Section 11.2, “control” in the definition of Affiliate shall mean direct or indirect beneficial ownership of [*] interest in the income of a Person or such other relationship as, in fact, constitutes actual control.

11.3                        Disclosure with Consent

A party receiving Confidential Information may, with the written consent of the disclosing party, disclose such Confidential Information to entities or persons other than its corporate counsel, employees and contractors, on such terms and conditions as the disclosing party may specify.

11.4                        Ownership of Confidential Information.

All Confidential Information disclosed by one party to the other shall remain the Intellectual Property of the disclosing party.

11.5                        Press Releases.

(a)                                  The parties intend to issue a press release on the Effective Date regarding this Agreement and the relationship of the parties in the form set out in Exhibit D.  Thereafter, during the Term, the parties agree that no press release, public announcement or publication regarding this Agreement or the relationship of the parties not previously made public shall be made unless mutually agreed to, in writing, prior to the release or dissemination of any such press release, public announcement or publication, such agreement not to be unreasonably withheld or delayed .

(b)                                 Notwithstanding Subsection 11.5(a), each party shall have a right to issue press releases, public announcements or publications regarding this Agreement or the relationship of the parties without a requirement of consent of the other party to the extent that information in any such press release, public announcement or publication has been previously made public or released or to the extent as may be legally required by, for example, the rules and regulations of the Securities and Exchange Commission or similar federal, state or foreign authorities, as determined in good faith by the disclosing party.

(c)                                  Notwithstanding Subsection 11.5(a), each party agrees to use reasonable good faith efforts to notify the other party when it releases any information relating to this Agreement, including any previously approved information and any information required to be disclosed by the rules and regulations of the Securities and Exchange Commission or similar federal, state or foreign authorities, and will promptly provide a copy of any such disclosure to the other party.

11.6                        Publication.

Neither party shall publish or provide public disclosure of any invention related to any Licensed Compound or any Licensed Product that is not the subject of a filed patent application without at least 60 days prior written notice of such planned publication or disclosure sent to the other party.  In the event any such dissemination is determined by the other party to be detrimental to its Intellectual Property position, the disseminating party shall delay such publication for a period sufficient, but in no event greater than an additional 60 days, to allow the other party to take the steps necessary to protect such Intellectual Property, including the filing of any Patent applications and/or deletion of the other party’s Confidential Information.

11.7                        Duration of Obligation

Unless otherwise agreed by the parties in writing, the obligations of the parties relating to Confidential Information set out in this Article 11 shall survive the expiration or termination of this Agreement for a period of ten (10) years.

Article 12 LEGAL AND REGULATORY.

12.1                        Compliance with Laws.

NeoRx shall at all times in manufacturing, handling, loading, labeling, shipping and delivering Licensed Products under this Agreement and in otherwise carrying out its obligations under this Agreement:

(a)                                  comply with all applicable laws, rules, regulations or other requirements applicable to NeoRx’ business and to the manufacturing, handling, loading, labeling, shipping and delivering of Licensed Compounds and/or Licensed Products to be supplied under this Agreement; and

(b)                                 obtain and maintain in full force and effect all applicable licenses, permits, certificates, authorizations or approvals from all governmental authorities necessary to conduct its business and manufacture, handle, load, label, ship and deliver Licensed Compounds and/or Licensed Products to be supplied under this Agreement.

In particular, but without limiting the generality of the foregoing, NeoRx shall at all times comply with all environmental laws and obtain and maintain in full force and effect all licenses, permits, certificates, authorizations or approvals required by environmental laws, including those relating to the handling, generation, transportation, treatment, storage and disposal or other management of waste and regulated substances, including, without limitation, hazardous and toxic substances.

12.2                        AMD473 Regulatory Activities.

(a)                                  In connection with the Development Program and the commercialization of Licensed Products, in order to support NeoRx’ regulatory filings, NeoRx shall have copies of and access to originals of the following information, as exists on the Effective Date:

(i)                                     all regulatory dossiers submitted to regulatory authorities in respect of AMD473, provided:

(A)                              all such regulatory dossiers may be redacted to remove information that is:

(1)                                  proprietary to AnorMED’s Third Party partner(s) and not applicable to AMD473, or

(2)                                  proprietary to AnorMED and not applicable to AMD473, and

(B)                                such dossiers not controlled by AnorMED will be provided only in the event that AnorMED’s partners that control such dossiers provide prior written approval, which approval AnorMED will use reasonable commercial efforts to obtain;

(ii)                                  all AMD473 drug safety filings by AnorMED;

(iii)                               all AMD473 drug safety data produced by or on behalf of AnorMED in order to support AnorMED’s or its Third Party partners’ filings on AMD473 or improvements thereto;

(iv)                              all correspondence directly related to AMD473 to and from all regulatory agencies in the Territory;

(v)                                 summaries of all substantive verbal or oral comments and commitments to regulatory authorities, if any; and

(vi)                              copies of any manufacturing records for the Licensed Product in AnorMED’s possession.

(b)                                 In order to support AnorMED’s or its licensees’ filings on Licensed Compounds and Licensed Products outside the Territory, AnorMED shall have access to:

(i)                                     all regulatory dossiers, including clinical reports and submission data, submitted to regulatory authorities in respect of Licensed Compounds and Licensed Products, provided:

(A)                              all such regulatory dossiers may be redacted to remove information that is:

(1)                                  proprietary to NeoRx’ Third Party partner(s) and not applicable to  Licensed Compounds or Licensed Products, or

(2)                                  proprietary to NeoRx and not applicable to Licensed Compounds or Licensed Products, and

(B)                                such dossiers not controlled by NeoRx will be provided only in the event that NeoRx’ partners that control such dossiers provide prior written approval, which approval NeoRx will use reasonable commercial efforts to obtain;

(ii)                                  any necessary drug safety data produced by or on behalf of NeoRx during the Development Program or other development activities under this Agreement in respect of Licensed Compounds and Licensed Products; and

(iii)                               any correspondence to and from all regulatory agencies in the Territory related to Licensed Compounds and Licensed Products;

for the purpose of fulfilling regulatory requirements for the Licensed Compounds and Licensed Products outside of the Territory.

(c)                                  AnorMED will use commercially reasonable efforts to include in any license agreement with AnorMED’s licensees outside of the Territory for the development of the Licensed Compounds and Licensed Products provisions no less restrictive and comparable to this Subsection 12.2(b) for access to information of AnorMED’s licensee of the type described in Subsection 12.2(b) for use by NeoRx for the purpose of fulfilling regulatory requirements for the Licensed Compounds and Licensed Products in the Territory.

12.3                        Regulatory Program Progress Reports.

NeoRx shall keep AnorMED informed of the progress of its efforts to obtain Regulatory Approval for Licensed Products, and NeoRx shall provide AnorMED with a written report summarizing NeoRx’ progress thereon on an annual basis, unless such progress has been previously summarized in the quarterly reports provided pursuant to Section 2.3.

12.4                        Safety.

During the Term, each party shall within a reasonable time inform the other party of any information that it obtains or develops regarding the safety of any Licensed Compound or Licensed Product and shall promptly report to the other party any confirmed information of serious or unexpected reactions or serious or unexpected adverse events related to the utilization or medical administration of such Licensed Compound or Licensed Product.  Each party will provide the other with annual reports and any required interim reports describing any other side effects related to the utilization or medical administration of such Licensed Compound or Licensed Product, which would allow appropriate reporting in their respective territories in accordance with ICH guidelines or other relevant guidelines.

12.5                        Recalls.

(a)                                  If either party has grounds to believe that a Recall should be conducted, the party with such belief shall immediately notify the other party in writing of such grounds.

(b)                                 In the event of any Recall or other similar governmental action with respect to any Licensed Product in the Territory, AnorMED shall provide NeoRx with reasonable co-operation and take such other actions in connection therewith as NeoRx may reasonably request.  NeoRx shall have the sole responsibility to implement any Recall in respect of Licensed Products.

(c)                                  In the event of any Recall or other similar governmental action outside the Territory with respect to any Licensed Products, NeoRx shall provide AnorMED with reasonable co-operation in connection therewith.

Article 13 REPRESENTATIONS, WARRANTIES AND COVENANTS.

13.1                        AnorMED’s Representations, Warranties and Covenants.

AnorMED hereby represents, warrants and covenants to NeoRx as follows:

(a)                                  AnorMED has been duly organized and is validly subsisting and in good standing in its jurisdiction of organization and has the power to carry on the business as now being conducted by it;

(b)                                 AnorMED has obtained all necessary consents, approvals and authorizations required to be obtained by AnorMED in connection with the execution and delivery of this Agreement and has the right to enter into this Agreement, and this Agreement is a legal and valid obligation binding upon AnorMED and enforceable in accordance with its terms;

(c)                                  AnorMED is the owner of, or otherwise has a right to grant licenses under, the AnorMED Know-How and the AnorMED Patents;

(d)                                 AnorMED does not own or otherwise control any Patent relating to the Licensed Compound or the Licensed Product except for the Patents within the AnorMED Patents;

(e)                                  AnorMED is not aware of any grounds to support any argument for finding any patent within the AnorMED Patents invalid or unenforceable;

(f)                                    AnorMED has not entered into and is not subject to any agreement under which it has licensed in the Field in the Territory any rights to a Third Party under the AnorMED Know-How or the AnorMED Patents to make, use, offer for sale, sell or import any Licensed Compound or any Licensed Product;

(g)                                 AnorMED has not received any written notice, and is not aware, of any infringement with respect to any of the AnorMED Patents;

(h)                                 AnorMED has not made as of the Effective Date and will not make during the Term any commitment to any Third Party that is inconsistent with or in derogation of the rights granted by AnorMED to NeoRx or AnorMED’s obligations under this Agreement; and

(i)                                     AnorMED is not subject to any obligation that would prevent it from entering into or carrying out its obligations under this Agreement, and this Agreement does not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

13.2                        NeoRx’ Representations, Warranties and Covenants.

NeoRx hereby represents, warrants and covenants to AnorMED as follows:

(a)                                  NeoRx has been duly organized and is validly subsisting and in good standing in its jurisdiction of organization and has the power to carry on the business as now being conducted by it;

(b)                                 NeoRx has the right to enter into this Agreement and this Agreement is a legal and valid obligation binding upon NeoRx and enforceable in accordance with its terms;

(c)                                  NeoRx has not made and will not make any commitments to Third Parties inconsistent with or in derogation of NeoRx’ obligations under this Agreement and NeoRx is not subject to any obligations that would prevent it from entering into or carrying out its obligations under this Agreement; and

(d)                                 NeoRx shall utilize sound and reasonable business practice and judgment in the performance of the Development Program, including the conduct of clinical studies thereunder, and in the commercialization of the Licensed Compounds and/or the Licensed Products.

13.3                        No Warranty.

ANORMED AND NEORX EACH MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, WITH RESPECT TO THE LICENSED COMPOUNDS, THE LICENSED PRODUCTS, THE ANORMED PATENTS, THE ANORMED KNOW-HOW OR THE LIKELIHOOD OF SUCCESS IN THE DEVELOPMENT AND COMMERCIALIZATION OF ANY LICENSED PRODUCT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article 14 TERM AND TERMINATION.

14.1                        Expiration.

This Agreement shall commence on the Effective Date and shall continue in full force and effect until expiration of NeoRx’ obligation to pay to AnorMED royalties pursuant to Sections 7.2 and 7.3 (the “Term”).  Upon expiration of the Term, NeoRx shall have a fully paid, royalty-free right to make, have made, use, have used, sell, have sold, offer for sale and import Licensed Compounds and Licensed Products without further obligation to AnorMED.

14.2                        Termination.

This Agreement may be terminated by either party only in accordance with the terms and conditions set out in this Article 14.

14.3                        Termination by NeoRx.

NeoRx may terminate this Agreement:

(a)                                  in its entirety, at any time upon 120 days prior written notice of such termination to AnorMED; or

(b)                                 in respect of the development and/or commercialization of any or all Licensed Compounds and/or Licensed Products in any country or countries in the Territory, at NeoRx’ option, at any time after both the receipt of NDA approval of the Licensed Product in the United States and the receipt of the equivalent health regulatory approval in the European Union, upon 180 days prior written notice of such termination to AnorMED;

in which case:

(c)                                  in the event NeoRx terminates this Agreement in its entirety, then without further action on the part of either party:

(i)                                     all rights and licenses granted by AnorMED to NeoRx pursuant to this Agreement shall revert to AnorMED and NeoRx shall retain no rights therein,

(ii)                                  to the extent permitted by applicable law and regulation, all regulatory licenses and filings related to any Licensed Compounds and/or Licensed Products shall be transferred in good faith from NeoRx to AnorMED [*],

(iii)                               all rights in and to any trademarks and tradenames used in the development and commercialization of the Licensed Compounds and/or Licensed Products in the Territory, shall be assigned from NeoRx (or its Affiliates) to AnorMED [*],

(iv)                              the license granted by NeoRx to AnorMED under Subsection 9.2(c) shall be automatically converted to a [*], and

(v)                                 in the event that AnorMED or its licensees outside the Territory utilize any patented inventions developed by NeoRx under this Agreement, AnorMED and NeoRx shall in good faith negotiate a reasonable royalty recognizing the relative contributions of each party to such inventions;

(d)                                 in the event NeoRx terminates this Agreement in respect of the development and/or commercialization of any particular Licensed Compounds and/or Licensed Products in a country or countries, then without further action on the part of either party:

(i)                                     the Territory shall be deemed to be reduced in scope, in respect of the terminated Licensed Compound and/or Licensed Product only, to exclude those countries where NeoRx determines that it will not develop or commercialize such Licensed Compound and/or Licensed Product that is the subject of the termination,

(ii)                                  the rights and licenses granted by AnorMED to NeoRx pursuant to this Agreement that are the subject of the termination shall revert to AnorMED and NeoRx shall retain no rights therein in those countries that are excluded from the Territory,

(iii)                               to the extent permitted under applicable law and regulation, all regulatory licenses and filings related to such Licensed Compounds and/or Licensed Products that are the subject of the termination in countries that are excluded from the Territory shall be transferred in good faith from NeoRx (or its Affiliates) to AnorMED [*],

(iv)                              all rights in and to any trademarks and tradenames used in the development and commercialization of the Licensed Compounds and/or Licensed Products that are the subject of the termination in countries that are excluded from the Territory shall be assigned from NeoRx (or its Affiliates) to AnorMED [*], and

(v)                                 the license granted by NeoRx to AnorMED under Subsection 9.2(c) shall be automatically expanded to include those countries that are newly excluded from the Territory [*]; and

(e)                                  in respect of the area terminated, NeoRx will, at its sole cost and expense, promptly wind down any pre-clinical and clinical studies and programs then in effect and will safely withdraw and follow-up subjects from any such clinical studies to the effective date of termination or, if such withdrawal cannot be made as of the effective date of termination, the subjects will be withdrawn over a period of time mutually agreed by the parties, based upon an evaluation of risks to subjects and the timelines required in the applicable clinical study protocol.

14.4                        Termination for Breach.

(a)                                  If either party materially breaches this Agreement (which shall exclude bankruptcy of a party) and if the breach is not cured within 60 days after receiving written notice from the other party with respect to the breach, except as otherwise set out in this Agreement, this Agreement shall automatically terminate at the end of the 60 day period.

(b)                                 Notwithstanding Subsection 14.4(a), if either party disputes the breach and so notifies the other party in writing within the 60 day cure period, this Agreement shall not be automatically terminated pending adjudication and resolution of the disputed breach pursuant to Section 19.2 or a court of competent jurisdiction, as the case may be.

(c)                                  If AnorMED terminates this Agreement for breach by NeoRx under this Section 14.4, then without further action on the part of either party:

(i)                                     all rights and licenses granted by AnorMED to NeoRx pursuant to this Agreement shall revert to AnorMED and NeoRx shall retain no rights therein;

(ii)                                  to the extent permitted under applicable law and regulation, all regulatory licenses and filings related to any Licensed Compounds and/or Licensed Products shall be transferred in good faith from NeoRx (or its Affiliates) to AnorMED [*];

(iii)                               all rights in and to any trademarks and tradenames used in the development and commercialization of the Licensed Compounds and/or Licensed Products in the Territory, shall be assigned from NeoRx (or its Affiliates) to AnorMED [*];

(iv)                              the license granted by NeoRx to AnorMED under Subsection 9.2(c) shall be automatically converted to a worldwide license [*]; and

(v)                                 NeoRx will, at its sole cost and expense, promptly wind down any pre-clinical and clinical studies and programs then in effect and will safely withdraw and follow-up subjects from any such clinical studies to the effective date of termination or, if such withdrawal cannot be made as of the effective date of termination, the subjects will be withdrawn over a period of time mutually agreed by the parties, based upon an evaluation of risks to subjects and the timelines required in the applicable clinical study protocol.

(d)                                 If NeoRx terminates this Agreement for breach by AnorMED under this Section 14.4, NeoRx may elect, in NeoRx’ sole discretion, without further action on the part of either party, that all rights and licenses granted by AnorMED to NeoRx pursuant to this Agreement, including, without limitation, any and all regulatory licenses and filings shall continue as exclusive royalty-bearing licenses from AnorMED to NeoRx on the terms and conditions set out in this Agreement, except that AnorMED and NeoRx shall in good faith attempt to negotiate a reasonable reduction in the royalty rates set out under Sections 7.2 and 7.3.

14.5                        Termination on Bankruptcy.

To the extent permitted under applicable law, either party may terminate this Agreement if at any time during the Term the other party files in any court or agency pursuant to any statute or regulation of the United States or of any individual state or foreign country:

(a)                                  a petition in bankruptcy or insolvency;

(b)                                 a petition for reorganization in connection with a bankruptcy or insolvency;

(c)                                  a petition for an arrangement in connection with a bankruptcy or insolvency;

(d)                                 a petition for the appointment of a receiver or trustee of the party or of its assets;

(e)                                  if the other party proposes a written agreement of composition or extension of its debts;

(f)                                    if the other party is served with an involuntary petition against it, filed in any insolvency proceeding, and the petition is not dismissed within 60 days after the filing thereof;

(g)                                 if the other party proposes or is a party to any dissolution or liquidation; or

(h)                                 if the other party makes an assignment for the benefit of creditors.

To the extent consistent with applicable law, termination by a party under this Section 14.5 will be considered termination for breach under Section 14.4 and the consequences of termination and parties’ respective rights and remedies will be as set out in Section 14.4, except that no notice and cure time for the breach shall be required and, in the event of termination for AnorMED’s bankruptcy, there shall be [*] under Sections 7.2 and 7.3.

14.6                        Payments on Termination.

Upon termination of this Agreement, AnorMED shall have the right to retain any sums already paid by NeoRx under this Agreement, and NeoRx shall pay all sums accrued hereunder as of the effective date of such termination or accrued under this Agreement after the effective date of such termination as a result of such termination, such as the cost of winding down any preclinical and clinical studies and programs then in effect and any other wind down costs, but shall have no obligation to make any payments that would have accrued if termination of this Agreement had not occurred.

14.7                        Inventory.

(a)                                  Subject to Subsection 14.7(b), notwithstanding the expiration or earlier termination of this Agreement, NeoRx may continue to use any Licensed Products held in inventory by it in accordance with the terms and conditions of the licenses granted under Sections 3.1, including the use of Licensed Products in the winding down of clinical studies and programs under Paragraphs 14.3(e) and 14.4(c)(v), or as otherwise required to comply with regulatory requirements.

(b)                                 In the event of the termination of this Agreement by AnorMED for material breach by NeoRx, NeoRx shall, at AnorMED’s option:

(i)                                     destroy any Licensed Products held in inventory by NeoRx, or

(ii)                                  provide such Licensed Products to AnorMED at a price to be negotiated in good faith between the parties,

provided that NeoRx may retain a reasonable quantity of such Licensed Products for use in accordance with the terms and conditions of the licenses granted under Sections 3.1 for humanitarian and compassionate reasons for supply to physicians and other health service providers who, at the time of termination of this Agreement, are treating patients using a Licensed Product, to continue and complete the treatment of those existing patients.  All sales of such Licensed Product shall be subject to royalty payments in accordance with Article 7.

14.8                        Survival.

Expiration or early termination of this Agreement shall not relieve either party of its obligations incurred prior to such expiration or early termination.  In addition, the following provisions shall survive any expiration or early termination of this Agreement:

(a)                                  Section 1.1 (Definitions);

(b)                                 Section 7.5 (Royalty Payments Upon Termination);

(c)                                  Section 8.7 (Accounts and Audit) and 8.8 (Confidentiality of Reports);

(d)                                 Article 9 (Intellectual Property);

(e)                                  Section 10.9 (Interference Proceedings) to the extent any interference proceedings are called prior to the effective date of termination;

(f)                                    Article 11 (Confidentiality; Publicity; Publications);

(g)                                 Sections 12.5 (Recalls) to the extent any Recall is instituted on Licensed Product sold or otherwise distributed by NeoRx prior to the effective date of termination;

(h)                                 Sections 14.6 (Payments on Termination) 14.7 (Inventory) and 14.8 (Survival);

(i)                                     Article 15 (Indemnification); and

(j)                                     Sections 19.2 (Dispute Resolution), 19.3 (Entire Agreement), 19.6 (Governing Law), 19.8 (Notices), 19.9 (Change of Address), 19.10 (Rights and Remedies) and 19.11 (Severability).

Further, Section 10.3 (Patent Costs) shall survive any expiration or termination of this Agreement solely with respect to the payment and reimbursement of any Patent-related costs and expenses that were incurred prior to the effective date of termination or expiration.  Sections 3.1 (Grant of License) shall survive any termination by NeoRx for breach by AnorMED under Section 14.4 or, subject to applicable law, for insolvency or bankruptcy by AnorMED under Section 14.5.

Article 15 INDEMNIFICATION.

15.1                        Indemnification of AnorMED.

NeoRx shall indemnify and hold AnorMED, its Affiliates, and each of their officers, directors, employees, agents, consultants and contractors (the “AnorMED Indemnified Parties”) harmless from and against any claim, action, liability, damage, loss, cost or expense (including reasonable attorneys’ fees) (“Loss”) arising from or related to:

(a)                                  the exercise of the license granted to NeoRx under this Agreement, including the development, testing, manufacturing, sale and/or recall of the Licensed Compounds and/or the Licensed Products by NeoRx, its Affiliates and its sublicensees as of or after the Effective Date;

(b)                                 any breach or violation by NeoRx of, or failure to properly perform, any covenant or agreement made in this Agreement; or

(c)                                  any breach by NeoRx of any of its representations or warranties made in this Agreement;

unless and to the extent such Loss arises from or is related to the gross negligence, wilful misconduct or fraud of the AnorMED Indemnified Parties.

15.2                        Indemnification of NeoRx.

AnorMED shall indemnify and hold NeoRx, its Affiliates, and each of their officers, directors, employees, consultants and contractors (the “NeoRx Indemnified Parties”) harmless from and against any Loss arising from or related to:

(a)                                  the development, testing, manufacturing, sale and/or recall of the Licensed Compounds and/or the Licensed Products by AnorMED, its Affiliates and its licensees prior to the Effective Date;

(b)                                 any breach or violation by AnorMED of, or failure to properly perform, any covenant or agreement made in this Agreement; or

(c)                                  any breach by AnorMED of any of its representations or warranties made in this Agreement;

unless and to the extent such Loss arises from or is related to the gross negligence, wilful misconduct or fraud of the NeoRx Indemnified Parties.

15.3                        Clinical Trials.

NeoRx acknowledges and agrees that AnorMED shall have no liability for, no responsibility for and no control over the conduct of in vivo, animal or human clinical studies conducted by or on behalf of NeoRx and/or its Affiliates or their respective sublicensees utilizing the Licensed Compounds and the Licensed Products in the Field.  The

performance of any human clinical studies in respect to the use of the Licensed Compounds and the Licensed Products in the Field shall be the sole responsibility of NeoRx.

15.4                        Unauthorized Commerce Indemnity.

In addition, NeoRx agrees to indemnify and hold harmless the AnorMED Indemnified Parties and will defend them from and against any and all Losses arising out of or relating to the alleged or actual unapproved or unauthorized use by NeoRx or its Affiliates or their respective sublicensees of Licensed Product prior to Regulatory Approval.

15.5                        Indemnification Procedure.

If a party eligible for indemnification under this Article 15 (in this section, an “Indemnified Party”), receives any written claim which it believes gives rise to indemnification under this Article 15, the Indemnified Party shall give notice of the claim to the other party (the “Indemnifying Party”), including full particulars of the claim to the extent known to the Indemnified Party, provided, however, that the failure to give timely notice as contemplated hereby shall not release the Indemnifying Party from any liability to indemnify any persons indemnified under this Article 15 to the extent such failure does not compromise the Indemnifying Party’s ability to prosecute such claim, and, subject to Article 10 in respect of infringement claims and infringement actions, the following shall apply:

(a)                                  the Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of the claim with counsel reasonably satisfactory to the Indemnified Party, and at the Indemnifying Party’s cost and expense;

(b)                                 if the Indemnifying Party does not so assume the defense of the claim, the Indemnified Party may assume the defense with counsel of its choice at the Indemnifying Party’s cost and expense;

(c)                                  if the Indemnifying Party assumes the defense of the claim, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the Indemnified Party;

(d)                                 the Indemnified Party shall render all reasonable assistance to the Indemnifying Party and all out-of-pocket costs of this assistance shall be borne solely by the Indemnifying Party; and

(e)                                  no claim shall be settled other than by the party defending the claim, and then only with the consent of the other party, which shall not be unreasonably withheld, provided that the Indemnified Party shall have no obligation to consent to any settlement of any claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party, and provided further that refusal of the Indemnified Party to consent to any settlement agreed to by the Indemnifying Party shall limit the Indemnifying Party’s obligation under this Article 15 to the terms refused by the Indemnified Party.

Article 16 REPRESENTATIONS AND WARRANTIES OF NEORX.

16.1                        Representations and Warranties

NeoRx hereby represents and warrants the following as of the date hereof and as of the date that each milestone payment is made in shares of NeoRx Common Shares pursuant to Sections 6.3(a) and 6.3(b) (each a “Share Payment Date”):

(a)                                  Corporate Organization and Authority. NeoRx:

(i)                                     is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing in the State of Washington; and

(ii)                                  has corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein.

(b)                                 Authorization.  All necessary corporate action on the part of NeoRx for the execution and delivery of this Agreement has been taken and all necessary corporate action on the part of NeoRx for the issuance and delivery of the Common Shares being issued on each Share Payment Date shall have been taken prior to such Share Payment Date. This Agreement constitutes a valid and legally binding obligation of NeoRx enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors, and except as enforceability may be limited by principles of public policy, and to rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)                                  No Conflicts; Required Filings.

(i)                                     The performance by NeoRx of this Agreement and the transactions contemplated herein do not violate, or constitute a default under, and will not result in any violation of or constitute a default under, with or without the passage of time or the giving of notice of (1) any provision of NeoRx’s charter or bylaws as in effect on the relevant Share Payment Date; (2) any provision of any judgment, decree or order to which NeoRx is a party or by which it or any of its properties is bound; (3) any contract, obligation or commitment to which NeoRx is a party or by which it or any of its properties is bound, which violation or default would, individually or in the aggregate, (A) prevent or materially delay consummation of the transactions contemplated under this Agreement, (B) otherwise have a material adverse effect on the ability of NeoRx to perform its obligations under this Agreement and (C) individually or in the aggregate, result in any change, event, development, effect or condition that is or is reasonably likely to be materially adverse to the assets, liabilities, business, financial condition or results of operations of NeoRx (each of the foregoing items in (A), (B) or (C) being referred to herein as “Material Adverse Effect”); or (4) any statute, rule or governmental regulation applicable to NeoRx, which violation or default would, individually or in the aggregate, have a Material Adverse Effect.

(ii)                                  The execution, delivery and performance by NeoRx of this Agreement and the transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, or filing with or without notification to, any governmental or regulatory authority, United States or foreign, except (1) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations thereunder, and any similar foreign antitrust law or regulation (“Antitrust Laws”); (2) for applicable requirements, if any, of the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the “Securities Act”), or securities laws of the various states of the United States (the “Blue Sky Laws”); and (3) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect.

(d)                                 Capital Stock. NeoRx has reserved a sufficient number of shares of Common Shares for issuance to AnorMED in accordance with NeoRx’s obligations under this Agreement on or prior to each of the Share Payment Dates.

(e)                                  Validity of Common Shares. The Common Shares issued on each Share Payment Date, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, shall be duly and validly issued and outstanding, fully paid, nonassessable and free and clear of all security interests, pledges, mortgages, liens, taxes, proxies, charges, adverse claims of ownership or use, and restrictions, including pre-emptive rights, rights of first refusal and other similar rights, restrictions on the resale, use, voting, receipt of income or other exercise of any attributes of ownership and restrictions on transfer, defects of title or other encumbrance of any kind or character entitling any person to purchase or acquire an ownership interest in any of such Common Shares, other than restrictions on transfer set forth in this Agreement and under federal and state securities laws.

(f)                                    SEC Filings; Financial Statements.

(i)                                     NeoRx has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2002 (the “SEC Reports”) including, its (1) most recent Annual Report on Form 10-K; (2) each Quarterly Report on Form 10-Q filed with the SEC since the date of its most recent Annual Report on Form 10-K; (3) most recent proxy statement for the annual meeting of stockholders; and (4) all Current Reports on Form 8-K filed with the SEC since the date of NeoRx’s most recent report on Form 10-Q. NeoRx has filed additional reports and documents with the SEC that may be accessed at www.sec.gov. As of their respective dates, the SEC Reports: (A) were prepared in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Report has been updated, revised, supplemented or amended by a later-filed SEC Report, none of the SEC Reports contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no subsidiary of NeoRx is subject to the reporting requirements of the Exchange Act.

(ii)                                  Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports (collectively, the “Financial Statements”) (1) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (2) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that did not and will not, individually or in the aggregate, be material in amount); and (3) fairly present in all material respects the consolidated financial position of NeoRx as of the respective dates thereof and the consolidated results of operations and cash flows of NeoRx for the periods covered thereby. The auditors who have certified the financial statements of NeoRx contained in the SEC Reports are independent public accountants as required by the Securities Act and the rules and regulations thereunder. Except as disclosed in the SEC Reports and except for matters which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, NeoRx has no obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed.

(g)                                 Sarbanes-Oxley. NeoRx’s principal executive officer and principal financial officer have evaluated the effectiveness of NeoRx’s  disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) described in the SEC Reports, and the conclusions regarding the effectiveness of the disclosure controls and procedures set forth in the SEC Reports are true and correct in all material respects. The Chairman and Chief Executive Officer and the Vice President, Finance of NeoRx have signed, and NeoRx has furnished to the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein, except as to knowledge, and have not been modified or withdrawn; and neither NeoRx nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.

(h)                                 Private Offering. Subject to the accuracy of AnorMED’s representations set forth in Section 17.1(c), Section 17.1(f) and Section 17.1(h), the offer, sale and issuance of the Shares in accordance with the terms of this Agreement is in compliance with all applicable laws, exempt from the registration requirements of Section 5 of the Securities Act and exempt from applicable state registration or qualification requirements, other than those with which NeoRx has complied or will comply.

(i)                                     NASDAQ Compliance. NeoRx’s Common Shares are registered pursuant to Section 12(g) of the Exchange Act and is listed on the NASDAQ SmallCap Market, and NeoRx has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act or delisting the Common Shares from the NASDAQ SmallCap Market.

(j)                                     Investment Company. NeoRx is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

(k)                                  Litigation. Except as disclosed in the SEC Reports, there is no legal action, suit, arbitration or other legal, administrative or governmental proceeding pending or, to NeoRx’s knowledge, threatened against NeoRx that could reasonably be expected to have a Material Adverse Effect.

Article 17 REPRESENTATIONS AND WARRANTIES OF ANORMED.

17.1                        Representations and Warranties

AnorMED hereby represents and warrants to NeoRx the following:

(a)                                  Authorization. All necessary corporate action on the part of AnorMED for the execution, delivery and performance of its obligations under this Agreement and for the consummation of the transactions contemplated hereby has been taken. This Agreement constitutes a valid and legally binding obligation of AnorMED enforceable in accordance with its terms.

(b)                                 Corporate Organization and Authority. AnorMED is a corporation duly organized, validly existing, and in good standing under the laws of Canada. AnorMED has the corporate power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement and any document contemplated to be delivered hereby.

(c)                                  Purchase Entirely for Own Account. This Agreement is made with AnorMED in reliance upon AnorMED’s representation to NeoRx, which by AnorMED’s execution of this Agreement AnorMED hereby confirms, that the Common Shares to be purchased by AnorMED will be acquired for investment for AnorMED’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. AnorMED has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, AnorMED further represents that AnorMED does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Common Shares and AnorMED has not been formed for the specific purpose of acquiring the Common Shares.

(d)                                 Restricted Securities. AnorMED understands that the Common Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of AnorMED’s representations as expressed in Section 17.1(c). AnorMED understands that the Common Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, AnorMED must hold the Common Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(e)                                  Legends. AnorMED understands that the Common Shares shall bear the following legend:

(i)                                     “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS NEORX HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO NEORX AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(f)                                    Accredited Investor. AnorMED is an “accredited investor” in:

(i)                                     the United States pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act; and

(ii)                                  Canada pursuant to subsection 1.1(m) of the definition of “accredited investor” set forth in Multilateral Instrument 45-103 – Capital Raising Exemptions.

(g)                                 Reliance. AnorMED has, in connection with its decision to purchase the number of Common Shares set forth herein, relied solely upon the SEC Reports and the representations and warranties of NeoRx contained in this Agreement.

(h)                                 Investment Experience. AnorMED has such knowledge and experience in financial and business matters that AnorMED is capable of evaluating the merits and risks of the investment in the Common Shares.

Article 18 REGISTRATION RIGHTS.

NeoRx shall use all commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission covering resale of those shares of unregistered Common Stock issued pursuant to Section 6.2(b) within [*] after the date of this Agreement and use all commercially reasonable efforts to cause such registration statement to become effective within [*] after such filing date (or [*] after the filing date if the registration statement is reviewed by the SEC).  NeoRx shall use all commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission covering resale of those shares of unregistered Common Stock issued pursuant to Section 6.3(a) within [*] after the achievement of the milestone set forth in Section 6.3(a) and use all commercially reasonable efforts to cause such registration statement to become effective within [*] after such filing date (or [*] after the filing date if the registration statement is reviewed by the SEC).  NeoRx, shall use all commercially reasonable efforts to file a registration statement, post-effective amendment or prospectus supplement, as applicable, with the Securities and Exchange Commission covering resale of those shares of unregistered Common Stock issued pursuant to Section 6.3(b) within [*] of achievement of the milestone set forth in Section 6.3(b) and use all commercially reasonable efforts to cause such registration statement to become effective within [*] after such filing date (or [*] after the filing date if the registration statement is reviewed by the SEC).  If a requested registration statement is not filed within the applicable [*] period set forth above or if such registration statement is not declared effective by the SEC within [*] (or [*], as applicable) thereafter, then AnorMED shall, at AnorMED’s sole option and election, have the right at any time within the subsequent [*] after the expiration of such [*] period to tender the previously-issued shares of NeoRx Common Stock received pursuant to Sections 6.2(b), 6.3(a) and 6.3(b), as applicable, by written notice to NeoRx and in lieu shares of NeoRx Common Stock receive the amount specified in Sections 6.2(b), 6.3(a) or 6.3(b), as applicable, in cash.  Notwithstanding the foregoing, AnorMED shall not be entitled to registration rights under this Agreement and shall not be entitled to the right to tender shares to NeoRx if all of the shares of NeoRx Common Stock held by AnorMED may be sold by AnorMED pursuant to Rule 144 of the Securities Act during any [*] period as determined by counsel to NeoRx pursuant to a written opinion letter, reasonably satisfactory in form and substance to AnorMED, addressed to NeoRx’s transfer agent to such effect; provided, further, that if any of the shares of NeoRx Common Stock held by AnorMED may be sold by AnorMED pursuant to Rule 144(k) of the Securities Act, then the opinion of NeoRx’s counsel shall also state that the restrictive legends on the stock certificates representing such shares be removed pursuant to Rule 144(k).

Article 19 MISCELLANEOUS.

19.1                        Assignment; Inurement.

Neither this Agreement nor any interest under this Agreement shall be assignable by either party without the prior written consent of the other party.  Assignment in contravention of this Section 19.1 shall be considered a material breach of this Agreement pursuant to Section 14.4.  Subject to other provisions of this Section 19.1, all rights and obligations under this Agreement and the licenses granted in this Agreement shall be binding upon and inure to the benefit of the successors in interest of the respective parties.  Any assignment in violation of the foregoing shall be null and void.  In the event that NeoRx assigns its rights and obligations under this Agreement to a Third Party in accordance with the terms of this Section 19.1, all payments due and payable to AnorMED under this Agreement by such Third Party after the effective date of assignment shall be made in cash including, in particular, payments due and payable to AnorMED pursuant to Article 6.

19.2                        Dispute Resolution.

(a)                                  Prior to engaging in any formal dispute resolution with respect to any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity of this Agreement (each, a “Dispute”), the Chief Executive Officers of the parties shall attempt for a period not less than 60 days to resolve the Dispute.

(b)                                 Except as otherwise set out in this Section 19.2, any Dispute that cannot be settled amicably by agreement of the parties pursuant to Subsection 19.2(a) shall be finally settled by arbitration in accordance with the arbitration rules (the “Rules”) of the American Arbitration Association then in force, by three arbitrators.  Each party shall select one arbitrator and the selected party arbitrators shall select the third arbitrator.  Each such arbitrator shall have appropriate experience in the biopharmaceutical industry.  Arbitration proceedings may not be instituted until the party alleging breach of this Agreement by the other party has given the other party the 60 days notice to remedy any alleged breach (as more specifically set out in other parts of this Agreement) and the other party has failed to do so.

(c)                                  The place of arbitration shall be Seattle, Washington if initiated by AnorMED and Vancouver, British Columbia if initiated by NeoRx.

(d)                                 The award rendered in any arbitration shall be final and binding upon both parties.  The judgment rendered by the arbitrators shall include costs of arbitration, reasonable attorneys’ fees and reasonable costs for any expert and other witnesses.

(e)                                  Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the Dispute as necessary to protect either party’s name, Confidential Information or Intellectual Property.

(f)                                    Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

(g)                                 Notwithstanding the provisions of Subsections 19.2(b) through 19.2(f), inclusive, in the event of a Dispute relating to the compliance by NeoRx (or its marketing partner or sublicensee, as the case may be) with the development requirements under Section 2.1 or the commercialization requirements under Section 4.1, the evaluation process set out in Exhibit C shall apply.

(h)                                 Notwithstanding the provisions of Subsections 19.2(b) through 19.2(f), inclusive, either party shall be free to submit any Dispute relating to Intellectual Property to any court having jurisdiction over the parties and the subject matter of the Dispute and to seek such relief and remedies as are available in that court.

19.3                        Entire Agreement.

This Agreement and all Exhibits attached to this Agreement (which shall form an integral part of this Agreement), entered into as of the date first written above, constitute the entire agreement between the parties relating to the subject matter hereof and supersede all previous writings and understandings.  No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may mutually amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.  In the event of conflict between the terms and conditions of this Agreement and those of any Exhibit attached to this Agreement or any other agreement executed by the parties, the terms and conditions of this Agreement shall govern, unless the parties expressly provide that the conflicting term or condition of such Exhibit or agreement shall supersede the corresponding term or condition of this Agreement.

19.4                        Force Majeure.

If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable commercial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever the causes are removed.  When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

19.5                        Further Assurances.

The parties shall both execute and deliver such further instruments and do such further acts as may be required to implement the intent of this Agreement.

19.6                        Governing Law.

This Agreement shall be governed by the laws of the State of Washington and the United States of America applicable without regard to conflict of law provisions contained therein.

19.7                        Insurance.

Commencing at the time of NeoRx’ initial clinical testing of a Licensed Product, NeoRx shall maintain liability insurance with respect to its activities under the Development Program and any other development activities at commercially reasonable and appropriate levels.  NeoRx currently maintains, with respect to clinical development-related activities, insurance coverage in an amount equal to [*] per occurrence.  NeoRx shall maintain such insurance for so long as it conducts activities under the Development Program or any other development activities.  NeoRx’ general liability insurance shall name AnorMED as an additional insured.  Upon request, NeoRx shall provide AnorMED with evidence of such insurance coverage.

19.8                        Notices.

All notices in connection with this Agreement shall be in writing and shall be:

(a)                                  delivered personally; or

(b)                                 mailed by registered or certified mail (return receipt requested and postage prepaid); or

(c)                                  sent by express courier service (receipt verified); or

(d)                                 sent by facsimile transmission (with confirmation notice sent as described above);

to the following addresses of the parties:

If to AnorMED:		If to NeoRx:

AnorMED Inc.		NeoRx Corporation.
#200 - 20353 64th Ave		300 Elliott Avenue West, Suite 500
Langley, British Columbia		Seattle, Washington
Canada V2Y 1N5		USA 98119-4114

Attention:	President and Chief Executive Officer	Attention:	Chief Executive Officer
		Facsimile:	(206) 286-2537
Facsimile:	(604) 530-0976
With a copy to the NeoRx Legal Department.

Any notice shall be deemed to have been received:

(e)                                  on the date of delivery, if delivered personally or by express courier; or

(f)                                    on the fifth Business Day following the date of mailing if sent by registered or certified mail; or

(g)                                 on the next Business Day following the date of transmission if sent by facsimile transmission.

19.9                        Change of Address.

Either party may, at any time, give notice of any change of address to the other and the address specified in the notice shall be that party’s address for the purpose of receiving notices.

19.10                 Rights and Remedies.

The rights and remedies available under this Agreement shall be cumulative and not alternative and shall be in addition to and not a limitation of any rights and remedies otherwise available to the parties at law or in equity.

19.11                 Severability.

In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect.  If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

19.12                 Counterparts; Facsimile.

This Agreement may be executed in any number of counterparts (either originally or by facsimile), each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

ANORMED INC.	NEORX CORPORATION
by its authorized signatory:	by its authorized signatory:

/s/ Michael J. Abrams	/s/ Jack L. Bowman
Name: Michael J. Abrams	Name: Jack L. Bowman
Title: President and CEO	Title: Chairman and CEO

EXHIBIT A
ANORMED PATENTS

The Patents set out on the following tables comprise the AnorMED Patents:  [*]

EXHIBIT B
DEVELOPMENT PROGRAM

The Development Program shall include the following clinical studies:

1.                                       A [*] study [*] AMD473; and

2.                                       A Phase II study to confirm and/or demonstrate activity in a cancer indication [*] of AMD473.

EXHIBIT C
EVALUATION PROCESS

Evaluation of Commercialization Activities.

1.                                       Each party shall select a mutually acceptable person as an independent evaluator (each an “Evaluator”) and the two selected Evaluators shall select a mutually acceptable third Evaluator, to conduct the evaluation set forth in Section 2 of this Exhibit C.  If the parties cannot agree on the choice of Evaluators, the selecting authority shall be the British Columbia International Commercial Arbitration Centre.

2.                                       Unless the parties mutually agree otherwise, the following rules and procedures shall govern the conduct of the parties and the Evaluators before and during the investigation by the Evaluators:

(a)                                  within [*] after the selection of the Evaluators, NeoRx shall provide to the Evaluators and AnorMED a written summary of its position.  Upon receipt of NeoRx’ summary, AnorMED shall have [*] to prepare and submit to NeoRx and the Evaluators its own summary in reply to the summary submitted by NeoRx; and

(b)                                 on receipt of the summaries and any other documents, statements or records submitted by the parties, the Evaluators shall have [*] within which to conduct such further inquiries as the Evaluators may deem necessary for the purpose of reviewing the efforts made by NeoRx with respect to:

(i)                                     the development of the Licensed Products in compliance with the requirements of Section 2.1; or

(ii)                                  the promotion, marketing, sale or other commercialization of the Licensed Products in compliance with the requirements of Section 4.1.

For the purpose of conducting such an inquiry, the Evaluators shall have the right to:

(iii)                               require either party to disclose any further documents or records which the Evaluators consider to be relevant;

(iv)                              interview or question either orally (or by way of written questions) one or more representatives of either party on issues deemed to be relevant by the Evaluators;

(v)                                 make an “on site” inspection of NeoRx’ facilities; and

(vi)                              obtain if necessary, the assistance of an independent expert to provide technical information with respect to any area in which the Evaluators do not have a specific expertise.

3.                                       The Evaluators shall within [*] after starting the inquiry, prepare a report setting out the Evaluators’ findings and conclusions as to whether or not NeoRx is in breach of Section 2.1 or Section 4.1, as the case may be.  If the Evaluators determine that NeoRx is in breach, then the Evaluators shall specify in the report the Evaluators’ conclusions as to what additional measures may be required to achieve compliance with Section 2.1 or Section 4.1, as the case may be, and NeoRx shall thereafter make the efforts so specified.  If NeoRx fails to make such efforts, after notice of termination for breach provided in accordance with the terms of Section 14.4, then AnorMED’s sole remedy for NeoRx’ failure to make the efforts specified in Section 2.1 or Section 4.1, as the case may be, shall be that this Agreement may be terminated in accordance with Section 14.4.

4.                                       The report and conclusions of the Evaluators shall be delivered to NeoRx and AnorMED, and shall be accepted by both parties as final and binding.

5.                                       AnorMED may not call for more than one evaluation pursuant hereto in any [*] period.  The cost of an evaluation hereunder shall be borne [*].

2